Exhibit 10.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

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In re:	)	Chapter 11
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DBSD NORTH AMERICA, INC., et al.,[1]	)	Case No. 09-13061 (REG)
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Debtors.	)	Jointly Administered
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ORDER AUTHORIZING AND

APPROVING THE INVESTMENT AGREEMENT

Upon the motion (the “Motion”) of the above-captioned debtors (the “Debtors”) for the entry of an order (this “Order”) approving and authorizing the Debtors’ entry into the Investment Agreement (defined below) pursuant to sections 105(a) and 363(b) of title 11 of the United States Code (the “Bankruptcy Code”) and Rule 6004 of the Federal Rules of Bankruptcy Procedure; it appearing that the relief requested is in the best interests of the Debtors’ estates, their creditors, and other parties in interest; the Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334; consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. § 157(b); venue being proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409; notice of the Motion having been adequate and appropriate under the circumstances; and after due deliberation and sufficient cause appearing therefor, it is hereby ORDERED that:

1. The Motion is granted to the extent set forth herein.

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The Debtors in these chapter 11 cases, together with the last four digits of each Debtor’s federal tax identification number, are: DBSD North America, Inc. (6404); 3421554 Canada Inc. (4288); DBSD Satellite Management, LLC (3242); DBSD Satellite North America Limited (6400); DBSD Satellite Services G.P. (0437); DBSD Satellite Services Limited (8189); DBSD Services Limited (0168); New DBSD Satellite Services G.P. (4044); and SSG UK Limited (6399). The service address for each of the Debtors is 11700 Plaza America Drive, Suite 1010, Reston, Virginia 20190.

2. The Investment Agreement, dated as of February 24, 2011, between DBSD North America, Inc. and DISH Network Corporation (“DISH”), a copy of which is attached hereto as Exhibit A (collectively with all exhibits thereto, the “Investment Agreement”), is hereby approved.

3. The Debtors are authorized to execute, deliver, perform under, consummate and implement the Investment Agreement and all related agreements, instruments and documents, and to take any and all actions necessary and proper to implement the terms of such agreements, instruments and documents, as may be reasonably necessary or desirable to implement and perform under the Investment Agreement and consummate the transactions contemplated thereby, and such agreements, instruments and documents shall be binding and enforceable against the Debtors and their estates and the other parties thereto in accordance with their terms and subject to the conditions therein.

4. The Debtors are authorized to amend, modify or supplement the Investment Agreement in accordance with its terms (subject to any applicable consent requirements) without further order of this Court or notice thereof to any party.

5. The Debtors are authorized to reimburse DISH and its affiliates for all Investor Transaction Expenses (as such term is defined in the Investment Agreement) in accordance with the terms of the Investment Agreement without further order of the Court.

6. Any amounts owing to DISH and its affiliates under the Investment Agreement, including, without limitation, those amounts described in sections 4.07(b) and 6.02 of the Investment Agreement, are entitled to administrative expense priority under section 503(b) of the Bankruptcy Code.

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7. The automatic stay provisions of section 362 of the Bankruptcy Code hereby are, to the extent applicable, vacated and modified to the extent necessary without the need for any further order of this Court to permit DISH to issue notices, including, without limitation, notices under Article VI of the Investment Agreement, required or permitted to be given to the Debtors under the terms of the Investment Agreement.

8. The Reverse Break-Up Fee (as defined in the Investment Agreement) constitutes liquidated damages and not a penalty and shall be the exclusive remedy of the Company, its Affiliates and its Related Persons (each as defined in the Investment Agreement) after any Reverse Break-Up Fee Termination (as defined in the Investment Agreement), other than any monetary remedy, to the extent in excess of the Reverse Break-Up Fee, available to the Company and any Company Subsidiaries for a willful and material breach (as defined in the Investment Agreement) of the Investment Agreement by DISH.

9. The Company shall not, and shall cause each of its Related Persons not to, bring any cause of action (other than for a willful and material breach of the Investment Agreement by DISH) against or otherwise seek remedies from, DISH or any Affiliate of DISH or any of their respective Related Persons, whether at equity or in law, for breach of contract, in tort or otherwise, in the event that the Investment Agreement is terminated for any reason in accordance with a Reverse Break Fee Termination, and any claim, right or cause of action by the Company or any other person against DISH, its Affiliates or their respective Related Persons in excess of the applicable Reverse Break-Up Fee is waived, released and forever discharged.

10. The Debtors shall be entitled to specific performance of the Investment Agreement in accordance with the provisions of Section 7.09 of the Investment Agreement.

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11. DISH shall be entitled to a separate and distinct vote, under any plan of reorganization proposed for any of the Debtors, for each Subject Claim (as such term is defined in the Investment Agreement) that it acquires through the tender offer described in section 4.13 of the Investment Agreement.

12. DISH shall be entitled to all rights and remedies contained in the Investment Agreement, including, but not limited to, those contained in section 6.02(f) of the Investment Agreement.

13. This Order shall take effect immediately upon entry thereof.

New York, New York

Dated: March 15, 2011

/s/ Robert E. Gerber
United States Bankruptcy Judge

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Exhibit B

Investment Agreement

EXECUTION VERSION

FIRST AMENDMENT TO AMENDED AND RESTATED INVESTMENT AGREEMENT

FIRST AMENDMENT TO AMENDED AND RESTATED INVESTMENT AGREEMENT, dated as of March 15, 2011 (this “Amendment”), between DBSD NORTH AMERICA, INC., a Delaware corporation (the “Company”) and DISH NETWORK CORPORATION, a Nevada corporation (“Investor”).

RECITALS

WHEREAS the Investor and Company are parties to that certain Amended and Restated Investment Agreement, dated as of February 24, 2011 (the “Agreement”);

WHEREAS, the Investor and ICO Global Communications (Holdings) Limited have entered into that certain Restructuring Support Agreement, dated as of March 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), and that certain Implementation Agreement dated as of March 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Implementation Agreement”); and

WHEREAS the Investor and Company desire to amend the Agreement and certain of its exhibits pursuant to Section 6.03 of the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Investor and Company hereby mutually agree as follows:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Agreement.

2.	After the seventh paragraph in the Recitals of the Agreement the following paragraph shall be inserted:

“WHEREAS, the Investor and ICO Global Communications (Holdings) Limited have entered into that certain Restructuring Support Agreement, dated as of March 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), and that certain Implementation Agreement dated as of March 15, 2011;”

3.	Section 1.01 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Purchase and Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Reorganized Company will issue, sell and deliver to Investor, and Investor will purchase and receive from the Reorganized Company, 10,000 shares (the “Shares”) of the common stock, par value $0.01 per share of the Reorganized Company (the “Common Stock”) for an aggregate purchase price equal to (a) cash sufficient to (i) satisfy claims for all amounts due and owing (including principal and interest accrued and unpaid through Closing in accordance with the terms therein) under those 7.5% Convertible Senior Secured Notes due 2009 (the “Notes”) not owned by Investor, issued under (and with such amounts determined in accordance with) that certain indenture dated August 15, 2005, as supplemented and amended, among the Company, the guarantors named therein, and The Bank of New York Mellon (f/k/a The Bank of New York), as trustee (the “Note Indenture”), (ii) repay in full all of the Company’s outstanding obligations under the Replacement DIP Facility, (iii) pay in cash 100% of each allowed general unsecured claim, not owned by Investor, against Debtors, including the general unsecured claim held by Sprint Nextel Corporation (“Sprint”) against Satellite Services as and when allowed, (iv) pay in cash 100% of each allowed administrative claim (including cure amounts on contracts previously assumed) that are not being paid on a current and regular basis, not owned by Investor, against the Debtors, and (v) the Net Equity Distribution (as defined below) (collectively, the “Cash Purchase Price”) payable as set forth below in Section 1.03, plus (b) (i) the contribution to the Company of the allowed general unsecured claims and the allowed administrative claims against the Debtors owned by Investor, (ii) the contribution to the Company of the Notes owned by Investor and (iii) the contribution to the Company of the amount owed under the Prepetition Credit Agreement (collectively, the “Investor Contributions” and, together with the Cash Purchase Price, the “Purchase Price”). Following such contribution of the amounts owed under the Prepetition Credit Agreement and the other claims contributed pursuant to the Investor Contributions, none of the Debtors or any of their Affiliates party thereto shall have any further obligations under the Prepetition Credit Agreement or under any such claims. The purchase and sale of the Shares, and the Investor Contributions are collectively referred to in this Agreement as the “Transaction”. For purposes of this Agreement, “Net Equity Distribution” shall mean $290 million minus the sum of all amounts paid on or prior to the Closing Date to ICO Global Communications (Holdings) Limited pursuant to Section 2.2(b) of that certain Implementation Agreement between ICO Global Communications (Holdings) Limited and Investor dated as of March 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Implementation Agreement”).

4.	Sections 4.02(d)(ii) and (iii) of the Agreement are hereby amended and restated in its entirety to read as follows:

“(ii) during the three (3) business day period following such notification described in clause (i), provide Investor a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement as would permit the Company to accept Investor’s proposal notwithstanding such Alternative Proposal and (iii) during the three (3) business day period following such notification described in clause (i), consider in good faith any changes to this Agreement proposed by Investor with respect to the Transaction.”

5.	Section 4.12(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Prior to April 11, 2011, the Debtors will file in the Chapter 11 Cases (i) the Plan, which Plan will contain the terms contained in the Plan Term Sheet, will not contain terms that are inconsistent with those set forth in the Plan Term Sheet and will otherwise be in form and substance satisfactory to Investor and (ii) the Disclosure Statement. The Debtors will not amend, supplement or otherwise modify any provision of the Plan or the Disclosure Statement (each as filed with the Bankruptcy Court) without the prior consent of Investor which will not be unreasonably withheld.”

6.	Section 4.13(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Investor shall commence, no later that five (5) business days after the entry by the Bankruptcy Court of the Investment Agreement Approval Order, a tender offer (the “Tender Offer”) for any and all of (i) the outstanding Notes, (ii) allowed general unsecured claims of the Debtors (other than Satellite Services) as set forth in Sections 2.21(b)(ii) of the Company Disclosure Letter, but only to the extent of the “Total Amount to Be Tendered” (as such amount is reflected in such Section of the Company Disclosure Letter), (iii) allowed general unsecured claims of Satellite Services as set forth in Section 2.21(b)(i) of the Company Disclosure Letter, (iv) [Reserved] and (v) allowed non-ordinary course administrative claims of the Debtors relating to cure amounts for contracts previously assumed as set forth in Section 2.21(b)(vi) of the Company Disclosure Letter (collectively, the “Subject Claims”), in each case pursuant to the terms set forth in the term sheet attached as Exhibit D hereto (the “Tender Offer Term Sheet”) and this Section 4.13.”

7.	Section 5.02(f) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Filing of the Plan and the Disclosure Statement. Not later than April 11, 2011, the Company shall have filed in the Chapter 11 Cases, the Plan and the Disclosure Statement.”

8.	Section 5.02(h) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Disclosure Statement Approval Order. Not later than May 23, 2011, the Bankruptcy Court shall have entered an order in the Chapter 11 Cases approving the Disclosure

Statement, in form and substance not inconsistent with the provisions of this Agreement and which otherwise shall be in form and substance reasonably satisfactory to Investor (the “Disclosure Statement Approval Order”), and the Company shall have complied with the Disclosure Statement Approval Order in all respects.”

9.	Section 5.02(j) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order in the Chapter 11 Cases not later than July 7, 2011.”

10.	Section 5.02(m) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Excluding allowed claims (x) owed to the Debtors’ and the Creditors Committees’ retained professionals, (y) owed in respect of fees of other professionals to the extent authorized to be paid on a current basis subsequent to the commencement of the Chapter 11 Cases and (z) relating to amounts owed under the Replacement DIP Facility, the total amount of (i) any allowed administrative claims owed pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code; (ii) any allowed priority tax claims owed pursuant to section 507(a)(8) of the Bankruptcy Code; (iii) any cure claims pursuant to section 365(b) of the Bankruptcy Code and (iv) any other allowed claims accorded priority in right of payment under section 507(a) of the Bankruptcy Code, shall not exceed $14 million.”

11.	Exhibit A to the Agreement is hereby amended by Exhibit 1 to this Amendment attached hereto.

12.	Exhibit D to the Agreement is hereby amended by Exhibit 2 to this Amendment attached hereto.

13.	Investor shall cause the Tender Offer Documents to reflect the amendments set forth herein.

14.	Each individual executing this Amendment on behalf of an entity hereby represents and warrants to the other party or parties to this Amendment that (a) such individual has been duly and validly authorized to execute and deliver this Amendment on behalf of such entity; and (b) this Amendment is and will be duly authorized, executed and delivered by such entity.

15.	This Amendment may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement. This Amendment shall be deemed executed upon each party’s delivery of executed signature pages which may be delivered electronically or by facsimile with the same effect as originals.

IN WITNESS WHEREOF, the Company and Investor have duly executed this Amendment as of the date first written above.

DISH NETWORK CORPORATION

By:
Name:
Title:

DBSD NORTH AMERICA, INC.

By:
Name:
Title:

[Signature Page to First Amendment to Amended and Restated Investment Agreement]

Exhibit 1

Revised Plan Term Sheet

EXHIBIT A

DBSD NORTH AMERICA, INC., ET AL.

TERM SHEET FOR PROPOSED RESTRUCTURING OF DBSD NORTH AMERICA, INC.

March 15, 2011

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, SHALL BE MADE ONLY IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS. THIS TERM SHEET DOES NOT ADDRESS ALL MATERIAL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL FINANCIAL RESTRUCTURING AND ANY AGREEMENT IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE CONSISTENT WITH THIS TERM SHEET AND OTHERWISE ACCEPTABLE TO DISH (DEFINED BELOW) AND THE DEBTORS (DEFINED BELOW). THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL RULES. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY ABSENT THE PRIOR WRITTEN CONSENT OF DISH.

This term sheet (“Term Sheet”) describes certain of the principal terms of a proposed restructuring (the “Restructuring”) for the existing debt and other obligations of DBSD North America, Inc. (“DBSD” and once reorganized, “Reorganized DBSD”) and certain of its affiliates (collectively, the “Debtors” and once reorganized, the “Reorganized Debtors”). DBSD is currently a 99.84% owned subsidiary of ICO Global Communications (Holdings) Limited (“ICO Global”). As described in greater detail herein, the Restructuring shall be consummated through either a modification to the Existing Plan1 or a new plan of reorganization (with respect to either, the “Plan”) based on an aggregate investment as set forth in section 1.1 of the Investment Agreement (as defined below) by DISH Network Corporation (“DISH”), as more fully described below. This Term Sheet has been produced for discussion and settlement purposes only.

[1]	“Existing Plan” means the Debtors' Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code (the "Existing Plan") (Docket No. 500).

Overview
The Restructuring	Under the Plan, (A) DISH shall contribute (1) all of its Prepetition Facility Claims[2] under that certain Amended and Restated Revolving Credit Agreement, dated as of April 7, 2008 (the “Credit Agreement”) and (2) cash in an aggregate amount as set forth in section 1.1 of the Investment Agreement, in exchange for 100% of the equity capital of Reorganized DBSD, (B) the holders of the 7.5% Convertible Senior Secured Notes due 2009 (the “Senior Notes”) issued by DBSD under that certain indenture dated August 15, 2005 (as supplemented and amended, the “Indenture”) shall be unimpaired and paid in full in cash in accordance with the terms of the Indenture, (C) general unsecured creditors shall receive a cash distribution as described below, and (D) holders of equity interests in DBSD shall receive a cash distribution from the Debtors in respect of their interests as described below.

Implementation of the Restructuring

The Debtors and DISH shall mutually agree upon the definitive documentation required for the Restructuring (the “Definitive Restructuring Documents”), which shall reflect the terms and conditions set forth herein and such other terms and conditions as shall be acceptable to the Debtors and DISH.

The Debtors shall seek confirmation of the Plan as provided in the Definitive Restructuring Documents.

New DIP Facility	The Debtors and DISH shall enter into a replacement DIP facility (the “New DIP Facility”) of up to $87.5 million, the proceeds of which shall be used to (i) repay in full in cash the obligations under the existing DIP facility provided by certain holders of Senior Note Claims (the “Old DIP Facility”),[3] (ii) fund bankruptcy related costs, and (iii) provide working capital to the Debtors. Pursuant to Bankruptcy Code section 364(c), the obligations under the New DIP Facility shall be entitled to superpriority claim status and shall be secured by (A) senior liens on all unencumbered assets of the Debtors and (B) junior liens on all assets of the Debtors, subject to the prepetition and adequate protection liens of holders of secured claims under the Credit Agreement and the Indenture. The terms and conditions of the New DIP Facility are more fully set forth on the term sheet attached hereto as Exhibit 1. The New DIP Facility shall be paid in full in cash by the Debtors

[2]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in Existing Plan.
[3]	That certain Secured Super-Priority Debtor-in-Possession Credit Agreement, dated as of January 8, 2010, as amended.

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with proceeds provided by DISH as contemplated in the Investment Agreement.

Securities Contemplated by the Plan

New Capital Stock

Pursuant to that certain amended and restated investment agreement between DBSD and DISH (as amended, the “Investment Agreement”), the shares to be issued to DISH, when issued and delivered, will have been duly and validly authorized and will be duly and validly issued and delivered. Upon issuance, the shares will be fully paid and non-assessable, free of preemptive or similar rights.

As of the closing of the purchase and sale of such shares on the effective date of the Plan (the “Effective Date”), the authorized capital stock of Reorganized DBSD will consist solely of 10,000 shares of common stock, of which 10,000 shares will be issued and outstanding (the “New Common Stock”). As of the Effective Date, there will be no shares of capital stock or other equity interests of Reorganized DBSD issued, reserved for issuance or outstanding, other than the New Common Stock.

Treatment of Claims and Equity Interests

Administrative, Priority Tax and Other Priority Claims	On or as soon as practicable after the Effective Date, each holder of an allowed administrative, priority tax or other priority claim shall receive cash equal to the full amount of its claim or otherwise be rendered unimpaired.

Credit Agreement Claims	On the Effective Date, the Credit Agreement claims shall be satisfied in full by issuance to DISH of equity interests in Reorganized DBSD.

Other Secured Claims	On the Effective Date, all secured claims other than Credit Agreement claims and New DIP Facility claims shall be reinstated and paid in full in cash in the ordinary course in accordance with their terms as such claims become due.

Senior Notes	The holders of Senior Notes shall be unimpaired and, on the Effective Date, shall be paid in full in cash, including accrued and unpaid interest, in accordance with the terms of the Indenture.

General Unsecured Claims Against Debtors Other Than New DBSD Satellite Services G.P. (“Satellite Services”)	On or as soon as practicable after the Effective Date, each holder of an allowed general unsecured claim against Debtors other than Satellite Services, shall be unimpaired and paid in full in cash in accordance with the terms of the document, agreement or instrument giving rise to such claim.

General Unsecured Claim Against Satellite Services	Sprint Nextel Corporation (“Sprint”) alleges to be the only holder of a general unsecured claim against Satellite Services pursuant to its claim which is asserted in the amount of $104,194,649 and which has been designated as Claim No. 138 by the court-appointed claims agent (the “Sprint Claim”). DISH at its option may join in the objection to the Sprint Claim previously filed by the Debtors (the “Sprint Objection”).

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The Sprint Claim shall be unimpaired and paid in full and in cash if, as and when allowed.

Existing Equity in DBSD

On the Effective Date, all existing equity interests of DBSD shall be cancelled pursuant to the Plan and the holders thereof shall each receive its pro rata share of the Net Equity Distribution in full satisfaction of such interests.

For purposes of this Term Sheet, “Net Equity Distribution” shall mean $290 million minus the sum of all amounts paid on or prior to the Closing Date to ICO Global pursuant to Section 2.2(b) of that certain Implementation Agreement between ICO Global and DISH dated as of March 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Implementation Agreement”) which shall be credited against ICO Global’s distribution under the Plan.

Existing Equity in Debtor-Subsidiaries of DBSD	On the Effective Date, all equity interests in any Debtor-subsidiary of DBSD shall be reinstated and unaffected by the Plan.

General Provisions

Board of Directors of Reorganized DBSD

The board of directors of Reorganized DBSD shall be comprised of five to ten members, with all members being designated by DISH in its sole discretion on terms to be determined by DISH.

Each new board member shall be entitled to execute a D&O Indemnification Agreement in form and substance reasonably acceptable to such member and Reorganized DBSD upon his or her appointment.

Means for Implementation	To the extent not explicitly set forth in the Definitive Restructuring Documents, the parties shall agree upon the precise mechanics for implementing each of the transactions contemplated by the Restructuring and the Plan.

Documentation	All documentation prepared in connection with the Restructuring, including without limitation, the Definitive Restructuring Documents, and any documents, motions, pleadings, orders or the like prepared or filed in connection with the chapter 11 cases shall be in form and substance reasonably satisfactory to DISH and the Debtors.

Transition Services Agreement	The provision of transition services by DBSD to ICO Global and vice versa shall be formalized in a transition services agreement on terms, including the fees to be earned by ICO Global, that are mutually agreeable to DBSD, ICO Global and DISH. The agreement shall provide for appropriate transition periods and that all third party services shall be passed through at cost.

Employment Agreements and	On the Effective Date, all employment agreements and employee

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Employee Compensation Programs	compensation programs with certain of the Debtors’ employees shall be effective and binding on the reorganized Debtors; provided, however, that the identity of such employees shall not differ from as set forth in the schedule provided to DISH prior to execution of the Investment Agreement and such employees’ annual salaries, bonuses, potential severance payments and other compensation shall not exceed those amounts as set forth in the schedule provided to DISH prior to execution of the Investment Agreement.

Releases	DISH shall provide a release to the existing directors and officers of the Debtors and their respective affiliates and advisors. DBSD and its affiliates, including ICO Global, shall execute a release of any claims they may have against DISH, its respective officers and directors and its respective affiliates and advisors.

Tax Issues	The Plan shall contain provisions regarding tax matters that are acceptable to the Debtors and DISH.

No Waiver	Nothing herein shall affect in any way, nor be deemed a waiver of, any of the rights of the Debtors or DISH under the Credit Agreement or the Indenture or any other document or under applicable law. Nothing herein is intended to waive, limit, or restrict the ability of any of the foregoing parties, in whatever capacity, to protect and preserve their rights, remedies and interests against the Debtors or any third party, whether under the Credit Agreement, the Indenture or any other document or applicable law.

Conditions to Confirmation/Effective Date of the Plan

Conditions to Confirmation

The following are conditions precedent to confirmation of the Plan, each of which must be satisfied or waived by the Debtors and DISH:

The Bankruptcy Court shall have approved the adequacy of the disclosure statement, provided the Debtors are required to solicit acceptances of the Plan.

The Plan shall not have been modified or amended without the prior written consent of DISH.

The Investment Agreement shall not have been terminated and there shall not be any default or event of default thereunder that has not been waived in accordance with the terms thereof.

There shall not be any default or event of default under the New DIP Facility that has not been waived in accordance with the terms thereof.

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The Bankruptcy Court shall have entered an order, in form and substance reasonably satisfactory to DISH, confirming the Plan.

Conditions to Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived by the Debtors and DISH:

The confirmation order, in form and substance reasonably satisfactory to the Debtors and DISH, shall have become a final order and shall be in full force and effect, not subject to any stay, and shall not have been amended or otherwise modified without the prior written consent of DISH. The confirmation order shall, among other things, provide that the Debtors and the Reorganized Debtors are authorized without further board or shareholder approval or consent to take all actions, including entering into agreements and documents, necessary to effectuate the Plan.

All conditions set forth in Article V of the Investment Agreement shall have been satisfied or waived in accordance with the terms thereof, including, without limitation, obtaining all authorizations, consents, and HSR, FCC and other regulatory approvals.

No event shall have occurred or condition shall exist which constitutes an event of default, or which upon notice, lapse of time, or both would become an event of default, under the New DIP Facility that has not been waived by DISH in accordance with the terms of the New DIP Facility.

Proposed Sprint Settlement: Waivers (i) by Sprint of Claims Against Debtors, DISH, ICO Global and Their Assignees and Transferees; and (ii) by ICO Global, DISH and Debtors of Claims Against Sprint	Up to $40 million of the amounts paid by DISH to DBSD may be used to fund a settlement with Sprint on terms described herein and otherwise acceptable to DISH, the Debtors and Sprint. If Sprint accepts such a settlement prior to the Effective Date then, effective upon consummation of the Plan, Sprint shall be deemed to have waived and released all rights to any distribution under the Plan and any and all claims and causes of action (including, without limitation, Administrative Claims, Secured Claims and Priority Claims) it has or may have, including any interest accrued on and fees and expenses resulting from such claims or causes of action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against and interests in the Debtors, the Reorganized Debtors, DISH and ICO Global, and their respective shareholders, lenders, successors, assignees, transferees, assets and properties, with respect to (i) any and all cost incurred or to be incurred by Sprint in connection with the relocation of broadcast auxiliary service licensees from the 1990-2025 MHz spectrum band, and (ii) any and all claims asserted in the E.D.Va. Litigation (as defined below). For the avoidance of doubt, Sprint shall waive

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and release any and all claims and causes of action it has or may have against the Debtors, the Reorganized Debtors, DISH and ICO Global, and their respective shareholders, lenders, successors, assignees, transferees, assets and properties, under the Federal Communication Commissions’ Fifth Report and Order, Eleventh Report and Order, Sixth Report and Order, and Declaratory Ruling, FCC No. 10-179, released September 29, 2010, 75 Fed. Reg. 67,227 (Nov. 2, 2010), 25 FCC Rcd 13874 (the “BAS Rulemaking”), and under any amendments to or modifications of the BAS Rulemaking, including any and all claims and causes of action in connection with or arising or resulting from or upon any assignment or transfer of the Debtors’ spectrum licenses.

Effective upon consummation of the Plan, if Sprint has accepted such settlement, ICO Global, DISH and Debtors shall be deemed to have released and waived any and all claims and causes of action they individually and/or collectively have or may have, including any interest accrued on and fees and expenses resulting from such claims or causes of action, whether known or unknown, against, liabilities of, liens on, obligations of, and rights against Sprint, and its successors, assignees and transferees, and its assets and properties in connection with the relocation of broadcast auxiliary service licensees from the 1990-2025 MHz spectrum band.

Waiver by ICO Global of Claims Against Debtors and Their Assignees and Transferees

ICO Global shall fully release and waive any and all claims, except for the Prepetition ICO Claims (defined below), and causes of action its has or may have, including any interest accrued on and fees and expenses resulting from such claims or causes of action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against and interests in the Debtors and the Reorganized Debtors, and their respective shareholders, lenders, successors, assignees, transferees, assets and properties.

“Prepetition ICO Claims” shall mean the two allowed prepetition unsecured claims against the Debtors held by ICO Global in the amount of $403,104.26 and $215,421.75, respectively.

Release of ICO Global	ICO Global shall be released by the Debtors and other parties in interest to the extent originally provided for in the plan that was confirmed by the Debtors on November 23, 2009.

Withdrawal of Sprint’s Actions Against ICO Global and the Debtors	If Sprint has accepted the settlement described above, as soon as practicable following the Effective Date, Sprint shall file a notice of dismissal with prejudice of its civil actions against (i) ICO Global currently pending in the United States District Court for the Eastern District of Virginia [case no. 10-01404], and (ii) New DBSD Satellite Services, G.P. (f/k/a New ICO Satellite Services, G.P.) currently pending in the United States District Court for the

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Eastern District of Virginia [case no. 08-00651] (collectively, the “E.D.Va. Litigation”).

Withdrawal of Petition for Review by Debtors and ICO Global	If Sprint has accepted the settlement described above, as soon as practicable following the Effective Date, each of the Debtors shall file a notice of dismissal with prejudice of any appeal or review sought with respect to the BAS Rulemaking, filed in the D.C. Circuit on November 29, 2010 (Case No. 10-1401). As soon as practicable following the Effective Date, ICO Global shall file a notice of dismissal with prejudice of any appeal or review sought with respect to the BAS Rulemaking, filed in the D.C. Circuit on October 12, 2010 (Case No. 10-1322).

Transition Services and Amended License Agreements	The Debtors and ICO Global shall implement the Transition Services Agreement and Amended and Restated License and Spectrum Coordination Agreement, each in the form attached to the Implementation Agreement, between ICO Global and DISH, dated as of March 15, 2011 .

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Exhibit 2

Revised Tender Offer Term Sheet

EXHIBIT D

TENDER OFFER FOR CONVERTIBLE DEBT SECURITIES AND CERTAIN

OTHER CLAIMS OF THE DEBTORS

Term Sheet

This Term Sheet1 summarizes certain material terms with regard to a proposed tender offer (the “Tender Offer”) by Dish Network Corporation (“DISH”). Terms used and not defined herein shall have the meanings ascribed thereto in the Investment Agreement.

Offeror	DISH

Claims Tendered for by DISH and Purchase Price[2]

•    Any and all of the 7.5% Convertible Senior Secured Notes due 2009 (issued under that certain indenture dated August 15, 2005, as supplemented and amended, among DBSD North America, Inc. (the “Company”), the guarantors named therein, and The Bank of New York Mellon (f/k/a The Bank of New York), as trustee) outstanding (the “Notes”) for all amounts in cash necessary to satisfy claims (including interest accrued and unpaid through (but not including) the Purchase Date) thereunder pursuant to the terms of the Note Indenture

•    Any and all allowed general unsecured claims of the Company and 3421554 Canada Inc., DBSD Satellite Management, LLC, DBSD Satellite North America Limited, DBSD Satellite Services Limited, DBSD Services Limited, DBSD Satellite Services G.P., and SSG UK Limited for 100% of the allowed claim amount in cash

•    General unsecured claim of New DBSD Satellite Services G.P. held by Sprint Nextel Corporation for $40 million in cash, subject to Sprint’s agreement to deliver the releases and waivers contemplated by the Plan

•    Any and all non-ordinary course allowed administrative claims relating to cure amounts on contracts previously assumed for 100% of the allowed claim amount in cash

All of the foregoing, other than the Notes, are referred to herein as the “Claims”

[1]	This term sheet will be replaced by copies of the Tender Offer Documents agreed to by Investor and the Company pursuant to Section 4.13 of the Investment Agreement.
[2]

The Tender Offer Documents will include a schedule of the claims falling within this provision to be provided by the Company based on the representations contained in the Investment Agreement and this Exhibit D.

Expiration Date	11:59 pm, New York City time, 20 business days following commencement of the tender offer, provided that, the Expiration Date shall be subject to extension as set forth in Section 4.13 of the Investment Agreement

Purchase Date	Promptly, but in any event within three (3) business days, after the Expiration Date

Conditions to Closing of Tender Offer

DISH’s obligation to purchase the Notes and the Claims tendered is conditioned on the satisfaction or written waiver by DISH of only the following conditions:

•      no Restraints being in effect preventing the consummation of the tender offer

•      the Investment Agreement or Replacement DIP Facility not having been terminated and Investment Agreement Approval Order being in full force and effect

•      Restriction period relating to the purchase of certain claims set forth in the “Amended Order (A) Restricting The Purchase Of Certain Claims Against The Debtors And (B) Continuing Notification And Hearing Procedures For Relief From The Restrictions On The Purchase Of Certain Claims Against The Debtors” having expired by its terms or a subsequent order having been entered permitting the closing of the tender offer

Withdrawal Rights	Holders of Notes and Claims may withdraw their tenders on or before the Expiration Date

Note Covenants	Covenants in Notes shall remain in effect after the completion of the tender offer

2

EXECUTION VERSION

AMENDED & RESTATED INVESTMENT AGREEMENT

Dated as of February 24, 2011,

between

DBSD NORTH AMERICA, INC.

and

DISH NETWORK CORPORATION

3

Exhibit A	Plan Term Sheet
Exhibit B	Form of Investment Agreement Approval Order
Exhibit C	Form of DIP Financing Approval Order
Exhibit D	Tender Offer Term Sheet

4

INDEX OF DEFINED TERMS

363 Sales	44
363 Sales Process	44
401(k) Plans	31
Affiliate	46
Agreement	1
Alternative Proposal	26
Antitrust Agencies	27
Appeals	36
Approval Motions	32
Approval Orders	46
ATC	12
Bankruptcy Code	1
Bankruptcy Court	1
Break-Up Fee	41
Break-Up Fee Payment Date	42
Cash Purchase Price	3
Chapter 11 Cases	1
Closing	3
Closing Date	3
Code	12
Common Stock	2
Commonly Controlled Entity	15
Company	1
Company Benefit Agreements	16
Company Benefit Plans	16
Company Board	6
Company Charter	6
Company Disclosure Letter	4
Company Intellectual Property	10
Company License Schedule	11
Company Licenses	11
Company Material Adverse Effect	46
Company Pension Plan	17
Company Subsidiary	47
Condition Failure Notice	39
Confirmation Order	35
Consent	6
Contract	47
Convenience Class Claims	3
Deadline	39
Debtors	1
DIP Commitment Letter	47
DIP Financing Approval Order	32
Disclosure Statement	2

Disclosure Statement Approval Order	38
Disqualified Individual	16
Employee	17
End Date	41
Environmental Claim	19
Environmental Laws	19
ERISA	17
Exchange Act	17
Existing DIP Facility	8
Expiration Date	35
FCC	11
FCC Consents	7
FCC Order	36
FCC Rules	12
Financial Statements	7
GAAP	7
Governmental Entity	6
Hazardous Materials	19
HSR Act	7
Intellectual Property	10
International Rules	12
Investment Agreement Approval Order	32
Investor	1
Investor Contributions	3
Investor Material Adverse Effect	47
Investor Transaction Expenses	30
Investor’s Closing Certificate	39
ITU	12
ITU Rules	12
Judgment	6
Law	6
Liens	47
Note Indenture	3
Notes	3
Ofcom	11
Original Agreement	1
Parties	1
Party	1
Permits	4
Permitted Liens	8
person	48
Plan	2
Plan Term Sheet	2
Prepetition Credit Agreement	2
Prepetition Credit Agreement Credit	43
Prior Plan	48

6

Proceeding	11
Purchase Price	3
Related Person	48
Release	19
Releasees	50
Reorganized Company	2
Reorganized Company’s Closing Certificate	36
Replacement DIP Facility	1
Representatives	25
Responsible Officer	36
Restraints	35
Restructuring	1
Reverse Break Fee Termination	43
Reverse Break-Up Fee	42
Satellite Services	1
Securities Act	21
Shares	2
Spectrum	28
Sprint	3
Subject Claims	34
Subsidiary	48
Superior Proposal	26
Tax Return	13
Taxes	13
Taxing Authority	13
Tender Conditions	34
Tender Offer	33
Tender Offer Documents	34
Transaction	3
UK Authorities	11
UK Rules	12
Unacceptable Conditions	28

7

INVESTMENT AGREEMENT

This AMENDED AND RESTATED INVESTMENT AGREEMENT, dated as of February 24, 2011 (this “Agreement”), between DBSD NORTH AMERICA, INC., a Delaware corporation (the “Company”) and DISH NETWORK CORPORATION, a Nevada corporation (“Investor”) amends the Investment Agreement dated as of February 1, 2011 (the “Original Agreement”), between the Company and Investor. The Company and Investor may be referred to individually herein as a “Party”, and together, the “Parties”.

RECITALS

WHEREAS the Parties desire to amend and restate the Original Agreement in its entirety pursuant to Section 6.03 of the Original Agreement;

WHEREAS, the Company and 3421554 Canada Inc., DBSD Satellite Management, LLC, DBSD Satellite North America Limited, DBSD Satellite Services G.P., DBSD Satellite Services Limited, DBSD Services Limited, New DBSD Satellite Services G.P. (“Satellite Services”), and SSG UK Limited (collectively, the “Debtors”) have determined that a prompt restructuring of their debt would be in the best interests of their creditors;

WHEREAS, the Debtors have commenced voluntary cases under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), jointly administered under Case No. 09-13061 (the “Chapter 11 Cases”);

WHEREAS, the Debtors and Investor have engaged in good faith negotiations with the objective of reaching an agreement for a financial restructuring of the Debtors;

WHEREAS, concurrent with the execution of this Agreement, Investor, the Company and each of the other Debtors, as subsidiary guarantors, are entering into that certain debtor-in-possession financing facility (the “Replacement DIP Facility”) pursuant to which Investor shall provide the Company with a term loan facility in an aggregate principal amount of $87.5 million;

WHEREAS, the Debtors and Investor now desire to implement a financial restructuring of the Debtors (the “Restructuring”) on the terms and conditions set forth herein and in the term sheet for a plan of reorganization for the Debtors (the “Plan Term Sheet”) attached hereto as Exhibit A;

WHEREAS, each Party has reviewed, or has had the opportunity to review, the Plan Term Sheet and this Agreement with the assistance of professional legal advisors of its own choosing;

WHEREAS, the Parties intend to consummate the Restructuring on the terms and conditions set forth in this Agreement and in the Plan Term Sheet through, among other things, a chapter 11 plan of reorganization in form and substance not inconsistent with the Plan Term Sheet or this Agreement and which otherwise shall be in form and substance reasonably satisfactory to Investor (the “Plan”) which will be filed in the Chapter 11 Cases, along with a disclosure statement describing the Plan in form and substance not inconsistent with the Plan Term Sheet or this Agreement and which otherwise shall be in form and substance reasonably satisfactory to Investor (the “Disclosure Statement”) and shall be prosecuted by the Debtors, all within the time periods set forth herein; and

WHEREAS, to expedite and support the implementation of the Restructuring, Investor is prepared to commit, on the terms and subject to the conditions of this Agreement and applicable Law, to contribute to the Company (i) the amount owed under the Amended and Restated Revolving Credit Agreement, dated as of April 7, 2008, by and among Borrower, each of Borrower’s subsidiaries, as guarantors, Wells Fargo Bank, N.A., as successor administrative agent, the Prepetition Lenders, and the Bank of New York Mellon (f/k/a the Bank of New York), as collateral agent (as amended, supplemented or modified from time to time, the “Prepetition Credit Agreement”), (ii) cash in an amount necessary to fund consummation of the Plan, and (iii) the Investor Contributions (as defined herein), in exchange for 100% (or such lesser percentage as Investor shall determine) of the equity of reorganized DBSD North America, Inc. (the “Reorganized Company”).

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Purchase and Sale of the Shares; Closing

SECTION 1.01 Purchase and Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Reorganized Company will issue, sell and deliver to Investor, and Investor will purchase and receive from the Reorganized Company, 10,000 shares (the “Shares”) of the common stock, par value $0.01 per share of the Reorganized Company (the “Common Stock”) for an aggregate purchase price equal to (a) cash sufficient to (i) satisfy claims for all amounts due and owing (including principal and interest accrued and unpaid through Closing in accordance with the terms therein) under those 7.5% Convertible Senior Secured Notes due 2009 (the “Notes”) not owned by Investor, issued under (and with such amounts determined in accordance with) that certain indenture dated August 15, 2005, as supplemented and amended, among the Company, the guarantors named therein, and The Bank of New York Mellon (f/k/a The Bank of New York), as trustee (the “Note Indenture”), (ii) repay in full all of the Company’s outstanding obligations under the Replacement DIP Facility, (iii) pay in cash 75% of each allowed general unsecured claim, not owned by Investor, against the Debtors other than Satellite Services, (iv) pay in cash 100% of each allowed general unsecured convenience class claim in an amount of $50,000 or less (or a claim larger than $50,000 that the holder of such claim voluntarily agrees to reduce to $50,000) against the Debtors (“Convenience Class Claims”), not owned by Investor, (v) pay in cash $40 million to Sprint Nextel Corporation (“Sprint”) for Sprint’s general unsecured claim against Satellite Services, if Sprint votes to accept the Plan and agrees to such releases and conditions set forth in the Plan, unless such claim is transferred to Investor pursuant to Section 4.13, and (vi) pay in cash 100% of each allowed administrative claim (including cure amounts on contracts previously assumed) that are not being paid on a current and regular basis, not owned by Investor, against the Debtors (collectively, the “Cash Purchase Price”) payable as set forth below in Section 1.03, plus (b) (i) the contribution to the Company of the Convenience Class Claims, the allowed general unsecured claims, and the allowed administrative claims against the Debtors owned by Investor, (ii) the contribution to the Company of the Notes owned by Investor and (iii) the contribution to the Company of the amount owed under the Prepetition Credit Agreement (collectively, the “Investor Contributions” and, together with the Cash Purchase Price, the “Purchase Price”). Following such contribution of the amounts owed under the Prepetition Credit Agreement and the other claims contributed pursuant to the Investor Contributions, none of the Debtors or any of their Affiliates party thereto shall have any further obligations under the Prepetition Credit Agreement or under any such claims. The purchase and sale of the Shares, and the Investor Contributions are collectively referred to in this Agreement as the “Transaction”.

SECTION 1.02 Closing. The closing of the Transaction (the “Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York New York at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by each Party entitled to the benefits thereof) of the conditions set forth in Article V (other than conditions which by their terms or nature are to be satisfied at the Closing, but subject to satisfaction of such conditions at the Closing), or at such other place, time and date as may be agreed between the Company and Investor. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”, which Closing Date shall also be the effective date of the Plan.

SECTION 1.03 Transactions To Be Effected at the Closing. At the Closing:

(a) The Reorganized Company will deliver to Investor or one of its wholly owned Subsidiaries (as determined by Investor in its sole discretion) (i) certificates representing the Shares, duly issued by the Reorganized Company and registered in the name of Investor and (ii) the Reorganized Company’s Closing Certificate (as defined in Section 5.02(b)).

(b) Investor shall deliver to the Reorganized Company (i) the Cash Purchase Price by wire transfer of immediately available funds to the account designated by the Company (which account shall be designated by the Company not less than one day prior to the Closing Date) and (ii) evidence reasonably satisfactory to the Parties that all debt under the Prepetition Credit Agreement and all claims contributed pursuant to the Investor Contributions have been satisfied.

ARTICLE II

Representations and Warranties

of the Company

The Company hereby represents and warrants to Investor that, except as set forth in the disclosure letter, dated as of the date of this Agreement, from the Company to Investor (the “Company Disclosure Letter”) (which Company Disclosure Letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Letter relates; provided, however, that any information set forth in one Section of the Company Disclosure Letter shall be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face):

SECTION 2.01 Organization, Standing and Power. Each of the Company and each Company Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and (b) has full corporate (limited liability company or partnership) power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals (other than Company Licenses, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such Permits the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction prior to the End Date. Each of the Company and each Company Subsidiary is duly qualified to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction prior to the End Date.

SECTION 2.02 Issuance of Securities. The Shares to be issued to Investor, when issued and delivered as provided herein, will have been duly and validly authorized and will be duly and validly issued and delivered. Upon issuance, the Shares will be fully paid and non-assessable and free of preemptive or similar rights.

SECTION 2.03 Capital Structure.

(a) As of the Closing, the authorized capital stock of the Reorganized Company will consist solely of 10,000 shares of Common Stock, of which 10,000 shares (or such other amount as Investor shall determine) will be issued and outstanding. As of the Closing there will be no shares of capital stock or other equity interests of the Reorganized Company issued, reserved for issuance or outstanding, other than the Shares.

(b) Section 2.03(b) of the Company Disclosure Letter sets forth for each Company Subsidiary the amount of its authorized capital stock (or other equity interests), the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock (or other equity interests). As of the date hereof the Company, and as of the Closing the Reorganized Company, directly or indirectly, has and will have good and valid title to the outstanding capital stock (or other equity interests) of each Company Subsidiary set forth as owned by the Company in Section 2.03(b) of the Company Disclosure Letter, free and clear of all Liens. All the outstanding shares of capital stock (or other equity interests) of each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable.

(c) Except for issuances of securities by the Reorganized Company as contemplated by this Agreement or the Plan, as of the date of this Agreement, there are not any options, restricted shares, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, other stock based rights, commitments, Contracts, arrangements or undertakings of any kind to which the Company, the Reorganized Company or any Company Subsidiary is a party or by which any of them is bound.

(d) Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 2.04 Authority; Execution and Delivery; Enforceability.

(a) Subject to entry by the Bankruptcy Court of the Investment Agreement Approval Order, the Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to entry of the Confirmation Order, to consummate the Transaction, the Restructuring and the other transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transaction, the Restructuring and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement and assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this

Agreement constitutes the legal, valid and binding obligation of the Company and the Reorganized Company, enforceable against the Company and the Reorganized Company in accordance with its terms, subject to entry by the Bankruptcy Court of the Investment Agreement Approval Order and, with respect to consummation, the Confirmation Order.

(b) No vote or approval by any stockholder or equityholder of the Company or any Company Subsidiary is required in connection with (i) the execution and delivery by the Company of this Agreement or any other agreement to which it is, or is specified to be, a party or (ii) the consummation of the Transaction, the Restructuring and the other transactions contemplated hereby and thereby.

(c) The board of directors of the Company (the “Company Board”) has duly authorized and approved the DIP Commitment Letter and the transactions contemplated thereby and the execution and delivery by the Company of the DIP Commitment Letter and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company.

SECTION 2.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement do not and the consummation of the Transaction, the Restructuring and the other transactions contemplated hereby and thereby and compliance by the Company and the Reorganized Company with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without the lapse of time or the giving of notice, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or increase, add to, accelerate or guarantee rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company, the Reorganized Company or any Company Subsidiary under, any provision of (i) the certificate of incorporation of the Company (“Company Charter”), the Company’s by-laws, or the comparable charter or organizational documents of any Company Subsidiary, (ii) any Contract to which the Company, the Reorganized Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 2.05(b), any ruling, judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company, the Reorganized Company or any Company Subsidiary or their respective properties or assets, other than (x) any such item that would be discharged by the Plan or (y) in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction prior to the End Date.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company, the Reorganized Company or any Company Subsidiary in connection with (A) the execution, delivery and performance of this Agreement or the consummation of the Transaction, the Restructuring or the other transactions contemplated hereby and thereby or (B) the ownership by Investor of the Shares following the Closing, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of any waiting period under the HSR Act applicable to the Transaction, (ii) the entry by the Bankruptcy Court of the Approval Orders and the Confirmation Order, (iii) the filing of the Amended Company Charter with the Secretary of State of the State of Delaware, (iv) all required consents and approvals of the full FCC or an appropriate bureau or bureaus, or division or subdivision thereof for the Transaction, including without limitation all required prior approvals for the transfer of control to Investor over the FCC authorizations held by the Company or by the licensee of each Company License and grants of the waivers listed in Section 2.05(b) of the Company Disclosure Letter (collectively this clause (iv), the “FCC Consents”) and (v) such other items that are immaterial.

SECTION 2.06 Financial Statements.

The Company has delivered to Investor true, accurate and complete copies of the audited balance sheet and statements of income and cash flows as of and for the twelve months ended December 31, 2008 unaudited balance sheet and statements of income and cash flows as of and for the three months ended March 31, 2009, and unaudited monthly statements of income and cash flows commencing on May 15, 2009 (collectively, the “Financial Statements”) of each of the Debtors, which have been certified by their principal financial officer. The Financial Statements fairly present the financial condition of the Debtors as at such dates and the results of its operations for the periods ended on such dates, subject to normal year end audit adjustments. The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), applied on a consistent basis for the periods involved (subject to the absence of footnote disclosure in the case of the financial statements for the twelve months ended December 31, 2010 included as part of the Financial Statements).

SECTION 2.07 Absence of Certain Changes or Events.

(a) Except for the proceedings under the Chapter 11 Cases, since May 15, 2009, there has not occurred any event, development, condition or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction prior to the End Date.

(b) Since May 15, 2009 to the date hereof, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period the

Company and the Company Subsidiaries have not taken any actions which, if taken after the date hereof would require Investor’s Consent under Section 4.01 hereof.

SECTION 2.08 Certain Assets.

(a) The Company or a Company Subsidiary has good and valid title to or the right to use all the assets reflected on the Financial Statements or thereafter acquired, other than those disposed of since the date of the Financial Statements in the ordinary course of business consistent with past practice, in each case free and clear of all Liens except (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to obligations that are not delinquent, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, (iv) Liens that are released in connection with the Closing by operation of, as the case may be, the Plan, the Confirmation Order, the Bankruptcy Code or otherwise, (v) rights reserved to the lessors or licensors of any of the assets of the Company or any Company Subsidiary, and the restrictions, conditions, restrictive covenants and limitations in respect thereof pursuant to the terms of any Contract, which, in each case, (X) do not constitute security interests or similar interests and, (Y) individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property to or by the business; (vi) Liens that secure debt that is reflected as a liability on the Financial Statements or Liens the existence of which is referred to in the notes to the Financial Statements (which Liens in this clause (vi) will be fully discharged as of the repayment of the Company’s debtor-in-possession credit facility as in effect as of the date of this Agreement (the “Existing DIP Facility”) or as of the Closing) and (vii) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and could not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted and as currently proposed by the Company to be conducted (the Liens described in clauses (i) through (iii), (v) and (vii) above are referred to collectively as “Permitted Liens”).

(b) This Section 2.08 does not relate to real property or interests in real property, such items being the subject of Section 2.09, or to Intellectual Property, such items being the subject of Section 2.10.

SECTION 2.09 Real Property. Neither the Company nor any Company Subsidiary owns any real property.

SECTION 2.10 Intellectual Property.

(a) The Company or a Company Subsidiary (i) owns and possesses all right, title and interests in and to all owned Company Intellectual Property, free and clear of any Lien or other restriction (other than Permitted Liens) or (ii) (A) has a valid right to use all Company

Intellectual Property in connection with the conduct of the business of the Company and the Company Subsidiaries as presently conducted and as currently proposed by the Company to be conducted and (B) has a valid right to use any other part or aspect of the Company Intellectual Property in connection with the conduct of the business of the Company and the Company Subsidiaries as presently conducted and as currently proposed by the Company to be conducted, except with respect to foregoing clauses (i) and (ii), individually or in the aggregate, as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No portion of the Company Intellectual Property is or during the three-year period prior to the date of this Agreement has been subject to any adverse, order, judgment, injunction, decree, ruling or charge.

(c) (i) No material action, suit, proceeding, interference, opposition, reexamination, hearing, written claim or written demand is pending or, to the knowledge of the Company, is or during the three-year period prior to the date of this Agreement has been threatened against the Company or any Company Subsidiary which challenges any aspect of the validity, enforceability, ownership, authorship, inventorship or use of any portion of the Company Intellectual Property and (ii) no material action, suit, proceeding, interference, opposition, reexamination, hearing, written claim or written demand is pending or, to the knowledge of the Company, is or during the three-year period prior to the date of this Agreement has been threatened against the Company or any Company Subsidiary which challenges any aspect of the validity, enforceability, ownership, authorship, inventorship or use of any other part or aspect of the Company Intellectual Property.

(d) The Company and the Company Subsidiaries have taken commercially reasonable actions in accordance with normal industry practice to protect, maintain and preserve the owned Company Intellectual Property and to maintain the confidentiality of the Company’s and the Company Subsidiaries’ trade secrets and other confidential owned Company Intellectual Property, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) Except as, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect, the issued patents, registered trademarks and registered copyrights, and the applications for patents, trademarks and copyrights, that are owned Company Intellectual Property have been duly filed in, registered with or issued or granted by the appropriate Governmental Entity, and have been prosecuted and maintained in accordance with the rules and regulations of those Governmental Entities.

(f) To the knowledge of the Company, no person is infringing the Company Intellectual Property or any other part or aspect of the Company Intellectual Property, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, the use by the Company or any Company Subsidiary of the Company Intellectual Property, or any portion thereof, does not violate, infringe or misappropriate the Intellectual Property of any person.

(h) During the three year period prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received written notice of any material pending or threatened claims alleging violation, infringement or misappropriation of the Intellectual Property of any person.

(i) Neither the Company nor any Company Subsidiary is a party to any license or other agreement or Contract that concerns Intellectual Property, as to which the Company or any Company Subsidiary is in breach or default, or as to which the execution of this Agreement would give rise to a right of termination of any other party, in each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(j) Definitions. As used in this Agreement:

(1) “Intellectual Property” means any and all domestic and foreign intellectual property, including any and all (A) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof, (B) trademarks, service marks, logos, trade names, corporate names, domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (C) copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (D) trade secrets and confidential or proprietary business information, whether or not subject to statutory registration (including confidential or proprietary research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (E) proprietary rights in and to computer software (including source code, databases and related documentation).

(2) “Company Intellectual Property” means any and all Intellectual Property used in the conduct of the business of the Company and the Company Subsidiaries as presently conducted and as currently proposed by the Company to be conducted.

SECTION 2.11 Permits. The Company and the Company Subsidiaries (a) possess all Permits necessary or advisable to own or hold under lease and operate their respective assets and to conduct the business of the Company and the Company Subsidiaries as presently conducted and as currently proposed to be conducted, which Permits are valid and in good standing, and (b) have complied with all terms and conditions of such Permits, except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no violation of, default (with or without the lapse of time or the giving of notice, or both) under, or event giving to others any right of suspension, modification, revocation or nonrenewal of, any such Permit, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no event which, to the knowledge of the Company, has resulted or would reasonably be expected to result in the suspension, modification, revocation or nonrenewal of any such Permit, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice of any suit, action, proceeding or investigation (a “Proceeding”) relating to the suspension, modification, revocation or nonrenewal of any such material Permits, and none of such material Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Transaction, the Restructuring or the other transactions contemplated hereby or thereby.

SECTION 2.12 Communications Regulatory Matters

(a) Section 2.12(a) of the Company Disclosure Letter (the “Company License Schedule”) lists, as of the date hereof, all licenses and authorizations issued by the Federal Communications Commission (the “FCC”) or by the Office of Communications (“Ofcom”) or any other regulatory authority of the United Kingdom (the “UK Authorities”) to the Company or any of the Company Subsidiaries (the “Company Licenses”), together with the name of the licensee or authorization holder and the expiration date of the Company Licenses. The Company Licenses set forth on the Company License Schedule constitute all authorizations from the FCC and the UK Authorities necessary pursuant to applicable Law on the date hereof for the business operations of the Company and its Subsidiaries as they are currently being conducted and are presently planned by the Company to be conducted. No challenges to any of the Company Licenses are pending or threatened.

(b) Each Company License is valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified. No Company License is subject to any pending regulatory proceeding (other than the transfer application proceeding initiated in FCC File Nos. SES-T/C-20091211-01575, SES-T/C-20091211-01576, SAT-T/C-20091211-00144 by the Company prior to the date hereof to which certain Company Licenses are subject and other than those affecting the telecommunications industry generally or holders of similar licenses generally) before a Governmental Entity or judicial review, unless such pending regulatory proceedings or judicial review would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction prior to the End Date. To the knowledge of the Company, no event, condition or circumstance would preclude any Company License from being renewed in the ordinary course

(to the extent that such Company License is renewable by its terms), except where the failure to be renewed has not had or would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction prior to the End Date.

(c) The licensee of each Company License is in compliance with the terms of, and the FCC Rules that apply to, each Company License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the rules, regulations and orders of the FCC (collectively, the “FCC Rules”), the payment of all regulatory fees and all funds to which contributions are required by the FCC Rules, the rules applicable to each Company License under the laws of the United Kingdom, including without limitation the rules and policies of the UK Authorities (“UK Rules”), and the international Radio Regulations and rules, decisions and policies of the International Telecommunication Union (“ITU”) (the “ITU Rules” and together with the UK Rules, the “International Rules”). No claims of violation of the FCC Rules or the International Rules have been filed or threatened to be filed before the FCC, any UK Authority, the ITU or any court. Without limitation, Satellite Services is in compliance with the gating requirements to which its Ancillary Terrestrial Component (“ATC”) authorization is subject and that have not been waived; the satellite facilities listed on Section 2.12(c) of the Company Disclosure Letter are adequate to satisfy, and capable of satisfying, the coverage and commercial availability requirements (as the latter has been waived in part);; and the satellite facilities listed in Section 2.12(c) of the Company Disclosure Letter are duly registered in the ITU’s Master Register, and there are no challenges pending or threatened against such registration.

SECTION 2.13 Insurance. The Company and the Company Subsidiaries maintain policies of fire and casualty, general liability, workers’ compensation and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company’s judgment, reasonable for the business and assets of the Company and the Company Subsidiaries. Other than with respect to any insurance policies which have been rejected or otherwise terminated by the Company and/or any Company Subsidiary pursuant to the Chapter 11 Cases prior to the date hereof or otherwise with respect to any breaches of or non-payment of premiums with respect to any insurance policies which breaches and/or non-payments preceded the filing of the Chapter 11 Cases with the Bankruptcy Court, (i) all of the insurance policies of the Company and/or any Company Subsidiary are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, and (ii) the activities and operations of the Company and the Company Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. Except for claims arising in the ordinary course of business, there are no pending or, to the knowledge of the Company, threatened material claims under any such insurance policy.

SECTION 2.14 Taxes.

(a) As used in this Agreement:

“Code” means the Internal Revenue Code of 1986, as amended.

“Taxes” (and, with correlative meaning, “Taxes”, “Taxable” and “Taxing”) means all (i) Federal, state, local and foreign taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or a transferee or successor; and (iii) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Taxing Authority” means any Federal, state, local or foreign governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect of Taxes.

“Tax Return” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

(b) Except as would not give rise to material liability to the Company and the Company Subsidiaries, all Taxes that the Company or any Company Subsidiary is required by Law to withhold and collect have been duly withheld, collected and paid over to the appropriate Taxing Authority to the extent due and payable.

(c) The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by or on behalf of the Company and each Company Subsidiary in the manner prescribed by applicable Law, and all such Tax Returns are complete and correct. The Company and each Company Subsidiary has timely paid (or the Company has paid on each such Company Subsidiary’s behalf) all material Taxes due and payable (other than Taxes being contested in good faith by appropriate proceedings for which adequate reserves, in accordance with GAAP, have been established), and, in accordance with GAAP, the Financial Statements reflect an adequate reserve (excluding any reserve for deferred Taxes) for all material accrued Taxes that are not yet due and payable by the Company and each Company Subsidiary for all taxable periods and portions thereof through the date of such financial statements.

(d) No Tax Return of the Company or any Company Subsidiary is under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any Company Subsidiary. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material Taxes due and owing by the Company or any Company Subsidiary.

(e) Other than agreements and documents filed in connection with the Chapter 11 Cases, there is no agreement or other document currently in force extending, or having the effect of extending, the period of assessment or collection of any material Taxes of the Company or any Company Subsidiary, and no power of attorney with respect to any such Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company or any Company Subsidiary, other than powers of attorney that are not currently in force.

(f) No material Liens for Taxes exist with respect to any assets or properties of the Company or any Company Subsidiary, except for statutory liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(g) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority), other than any such agreements among the Company and the Company Subsidiaries.

(h) Except as would not give rise to material liability to the Company and the Company Subsidiaries, neither the Company nor any Company Subsidiary has received any written notice of any claim by a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns to the effect that the Company or any Company Subsidiary is, or may be, subject to Tax by that jurisdiction.

(i) Neither the Company nor any Company Subsidiary (i) is or has ever been a member of an affiliated (within the meaning of Section 1504 of the Code), combined or unitary group of corporations filing a consolidated, combined or unitary Tax Return other than an affiliated, combined or unitary group of which ICO Global Communications (Holdings) Limited is the common parent or (ii) is a successor to any other entity for Tax purposes by way of merger, liquidation or other transactions.

(j) Within the two-year period ending on the Closing Date, neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(k) Neither the Company nor any Company Subsidiary will be required to include an item of income in, or exclude an item of deduction from, Taxable income for any Taxable period ending after the Closing as a result of any election pursuant to Section 108(i) of the Code (or any comparable provision of state, local or foreign Tax Law) made effective on or prior to the Closing.

(l) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

SECTION 2.15 ERISA Compliance; Excess Parachute Payments.

(a) Section 2.15(a) of the Company Disclosure Letter contains a complete and correct list of each material Company Benefit Plan and material Company Benefit Agreement. Each material Company Benefit Plan and material Company Benefit Agreement has been administered in compliance with its terms and applicable Law and the terms of any applicable collective bargaining agreements.

(b) The Company has received determination letters from the Internal Revenue Service for all Company Pension Plans intended to be tax qualified to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are in the form of a prototype plan that is the subject of a favorable opinion letter from the Internal Revenue Service, and no such determination or opinion letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended or failed to be amended since the date of its most recent determination or opinion letter or application therefore in any respect that would materially adversely affect its qualification or materially increase its costs.

(c) Neither the Company nor any other trade or business that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code (a “Commonly Controlled Entity”) has any liability under, any Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan.

(d) With respect to any material Company Benefit Plan that is an employee welfare benefit plan, whether or not subject to ERISA, (i) each such material Company Benefit

Plan is either funded through an insurance company contract and is not a “welfare benefits fund” (as defined in Section 419(e) of the Code) or is unfunded and (ii) no such material Company Benefit Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code.

(e) Neither the execution nor delivery of this Agreement, nor the consummation of the Transaction, the Restructuring or the other transactions contemplated hereby will (i) entitle any Employees to any severance pay or increase in severance pay, (ii) accelerate the time of payment or vesting of, increase the amount payable of, or result in the payment, funding or other material obligation to provide, compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, nor (iii) result in any payment (whether in cash or property or the vesting of property) to any person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) (each, a “Disqualified Individual”) with respect to the Company which would be deemed to be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and no such Disqualified Individual is entitled to receive any additional payment (e.g., any tax gross-up or any other payment) from the Company, the Reorganized Company, any Company Subsidiary in the event that the excise tax required by Section 4999(a) of the Code is imposed on such Disqualified Individual. No person is entitled to receive any additional payment (e.g., any tax gross-up or any other payment) from the Company, the Reorganized Company, any Company Subsidiary or any other person in the event that the additional tax required by Section 409A of the Code is imposed on a person.

(f) No Company Benefit Plan, Company Benefit Agreement nor any other agreement limits or restricts the right of the Company to merge, amend or terminate any of the Company Benefit Plans or Company Benefit Agreements.

(g) As used in this Agreement:

“Company Benefit Plans” means all bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option, “phantom” stock, “phantom” stock rights, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, change in control, retention, severance, disability, death benefit, hospitalization, medical and other welfare benefits and other employee benefit plans, programs, arrangements and understandings, whether oral or written, formal or informal, funded or unfunded, maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary, in each case, providing benefits to any Employee and whether or not subject to Law.

“Company Benefit Agreements” means all (A) employment, deferred compensation, severance, change in control, termination, employee benefit, Employee loan (other than Employee loans under any Company Pension Plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code), indemnification, retention, stock repurchase, stock option, consulting and similar agreements, commitments and obligations between the Company or any Company Subsidiary, on the one hand, and any Employee, on the other hand, (B) Contracts between the Company or any Company Subsidiary, on the one hand, and any Employee, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of transactions involving the Company or any Company Subsidiary of the nature contemplated by this Agreement and (C) trust or insurance Contracts to fund or otherwise secure payment of any compensation or benefits to be provided to any Employee.

“Company Pension Plan” means any Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA.

“Employee” means any current or former director, officer or employee of the Company or any Company Subsidiary.

SECTION 2.16 Litigation. Other than the pendency of the Chapter 11 Cases, there are no Proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and, to the knowledge of the Company, there is no basis for any such Proceeding) that, individually or in the aggregate, has had or would reasonably be expected to (i) have a Company Material Adverse Effect, (ii) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction prior to the End Date or (iii) materially impact the assets of the Company, nor are there any Judgments outstanding against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to (i) have a Company Material Adverse Effect, (ii) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction prior to the End Date or (iii) have a material adverse effect on the assets of the Company.

SECTION 2.17 Compliance with Applicable Laws. The Company and the Company Subsidiaries and their operations are in compliance with all applicable Laws, including those governing occupational health and safety, except for such failure to be in compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the two years prior to the date of this Agreement from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law.

SECTION 2.18 Contracts.

.

(a) Section 2.18 of the Company Disclosure Letter lists all Contracts of the Company and the Company Subsidiaries required to be filed pursuant to Rule 601(b)(10) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Other than with respect to any Contracts which have been rejected by the Company and/or any Company Subsidiary pursuant to the Chapter 11 Cases prior to the date hereof or otherwise with respect to any of the breaches listed on Section 2.18(a) of the Company Disclosure Schedule which preceded the filing of the Chapter 11 Cases with the Bankruptcy Court and cannot be cured by assumption pursuant to 365(b) of the Bankruptcy Code, none of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, any other party thereto is in violation of or in default under (nor, to the knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract, to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of the Company Subsidiaries has entered into any written or oral Contract with any Affiliate of the Company that is currently in effect other than Company Benefit Agreements and agreements between the Company and any Company Subsidiary or between Company Subsidiaries. None of the Company or any of the Company Subsidiaries is a party to or otherwise bound by any agreement or covenant (A) restricting the Company’s or any of its Affiliates’ ability to compete or restricting in any respect the research, development, distribution, sale, supply, license or marketing of products or services of the Company or any of its Affiliates, (B) containing a right of first refusal, right of first negotiation or right of first offer for any material asset or business or (C) containing any indemnity obligations to third parties, in the case of clauses (A) through (C), that is material to the Company and the Company Subsidiaries, taken as a whole.

(b) None of the Company or any Company Subsidiary is a party to any Contract requiring annual payments by the Company or any Company Subsidiary in excess of $3 million, except for Contracts that may be terminated on less than 90 days notice without penalty (other than de minimis amounts). Since the commencement of the Chapter 11 Cases, the Company and the Company Subsidiaries have made all payments required under their existing Contracts in the ordinary course of business.

SECTION 2.19 Environmental Matters. Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and each of the Company Subsidiaries are in compliance with all Environmental Laws and neither the Company nor any of the Company Subsidiaries has received any written (i) notice that alleges that the Company or any of the Company Subsidiaries is in violation of, or has liability under, any Environmental Law or (ii) request for information from a Governmental Entity regarding the Company’s or any of the Company Subsidiaries’ clean up liability under or compliance with any Environmental Law;

(b) there has been no Release (other than any Release to the extent the Company or any of the Company Subsidiaries has received regulatory closure or certification of completion, or the Governmental Entity with jurisdiction over the Release has informed the Company or any of the Company Subsidiaries that no further investigation or cleanup by the Company or any of the Company Subsidiaries is required, pursuant to Environmental Law) of or exposure to any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries; and

(c) Definitions. As used in this Agreement:

(1) “Environmental Claim” means administrative, regulatory or judicial actions, suits, demands, directives, claims, liens, Judgments, investigations, proceedings or written notices of noncompliance or violation by or from any person alleging liability (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (x) the presence or Release of, or exposure any Hazardous Materials; or (y) the failure to comply with any Environmental Law;

(2) “Environmental Laws” means all applicable Federal, state, local and foreign Laws, and Judgments issued, promulgated or entered into by any Governmental Entity governing or regulating pollution or protection of natural resources, endangered or threatened species, human health (from exposure to Hazardous Materials), the climate or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata);

(3) “Hazardous Materials” means (x) any petroleum or petroleum products, radioactive materials or wastes, asbestos, urea, formaldehyde, foam insulation and polychlorinated biphenyls; and (y) any other chemical, material, substance or waste that is prohibited, limited or regulated as hazardous, toxic, infectious or words of similar import, or which can reasonably be expected to give rise to liability, under any Environmental Law; and

(4) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or active migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

(d) This Section 2.19 shall represent the sole and exclusive representations and warranties of the Company and any of the Companies Subsidiaries with respect to environmental, health and safety matters, including with respect to any matters arising under Environmental Laws or relating to Hazardous Materials.

SECTION 2.20 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Jeffries & Company, Inc., the fees and expenses of which will be paid by the Company or the Reorganized Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the Restructuring based upon arrangements made by or on behalf of the Company. The Company has furnished to Investor a true and complete copy of all agreements between the Company and Jeffries & Company, Inc., relating to the Transaction and the Restructuring.

SECTION 2.21 Claims of the Debtors.

(a) The general claims bar date for the Chapter 11 Cases was June 30, 2009 at 5:00 p.m. and the governmental unit claims bar date for the Chapter 11 Cases was November 11, 2009 at 5:00 p.m.

(b) Section 2.21(b) of the Company Disclosure Letter lists, as of the date hereof, a true, correct and complete categorized list of all (i) general unsecured claims against Satellite Services, (ii) allowed general unsecured claims against the Debtors other than Satellite Services, (iii) disallowed general unsecured claims against the Debtors, (iv) claims that have been paid, amended, superseded, and claims for which the Debtors show no liability or will otherwise seek to disallow, (v) pending general unsecured claims against the Debtors, (vi) non-ordinary course administrative expense claims against the Debtors related to cure amounts for contracts assumed by an order of the Bankruptcy Court, (vii) other secured claims against the Debtors and (viii) any other secured (other than those pursuant to the Prepetition Credit Agreement, the Existing DIP Facility and the Notes) and unsecured claims against the Debtors not included in (i) through (vii).

ARTICLE III

Representations and Warranties of Investor

Investor hereby represents and warrants to the Company that:

SECTION 3.01 Organization, Standing and Power. Investor is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such Permits the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have an Investor Material Adverse Effect.

SECTION 3.02 Authority; Execution and Delivery; Enforceability. Investor has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements executed and delivered pursuant to the Transaction to which it is, or is specified to be, a party and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by Investor of this Agreement and the consummation by Investor of the Transaction and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Investor. Investor has duly executed and delivered this Agreement, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

SECTION 3.03 No Conflicts; Consents.

(a) The execution and delivery by Investor of this Agreement does not, and the consummation of the Transaction and the other transactions contemplated hereby and thereby and compliance by Investor with the terms hereof and thereof will not, violate any provision of Law or any order to which Investor or its assets are subject, nor conflict with, or result in any violation of or default (with or without the lapse of time or the giving of notice, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or increase, add to, accelerate or guarantee rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Investor under, any provision of (i) the certificate of incorporation or organizational documents of Investor, (ii) any Contract to which Investor is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.03(b), any Judgment or Law applicable to Investor or its properties or assets other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had and would not reasonably be expected to have an Investor Material Adverse Effect.

(b) No Consent of, permit from, or registration, declaration or filing with, any Governmental Entity or any other person is required to be obtained or made by or with respect to Investor in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction or the other transactions contemplated hereby and thereby, other than (i) compliance with and filings under the HSR Act, (ii) the entry by the Bankruptcy Court of the Approval Orders, the Confirmation Order and any other order by the Bankruptcy Court that may be required in connection with the Plan and the Restructuring, (iii) any required consents and approvals of the FCC to the Transaction and (iv) such other item or items that, individually or in the aggregate, has not had and would not reasonably be expected to have an Investor Material Adverse Effect.

SECTION 3.04 Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the knowledge of Investor, threatened against or adversely affecting Investor relating to the Transaction, the Restructuring or any of the transactions contemplated hereby and thereby.

SECTION 3.05 Securities Act. The Shares purchased by Investor pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof. Investor acknowledges that the sale of the Shares to Investor is not registered under the Securities Act of 1933, as amended (the “Securities Act”) and, as a result, Investor may not offer to sell or sell the Shares so acquired by it without complying with the registration requirements of the Securities Act or an exception therefrom.

SECTION 3.06 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than persons the fees and expenses of which will be paid by Investor, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the Restructuring based upon arrangements made by or on behalf of Investor.

SECTION 3.07 Sufficient Funds. Investor has of the date of this Agreement and will have at the Closing sufficient immediately available funds necessary to consummate the transactions contemplated by this Agreement (including purchasing claims tendered to it pursuant to the Tender Offer (as defined below) and to pay the Purchase Price).

ARTICLE IV

Covenants

SECTION 4.01 Conduct of Business.

(a) Except for matters set forth in Section 4.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement or the Plan and subject to the effect of the Chapter 11 Cases on the Debtors (other than those matters which have been proposed, initiated or supported in any manner by the Company after the date hereof), from the date hereof to the Closing Date (or such earlier date in the event this Agreement is terminated in accordance with its terms), the Company will, and will cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, and use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or any Company Subsidiary to the end that its goodwill and ongoing business will be unimpaired at the Closing. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 4.01(a) of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement or the Plan, from the date of this Agreement to the Closing Date (unless this Agreement is earlier terminated or in accordance with the provisions hereof), the Company will not, and will not permit any Company Subsidiary to, do any of the following without the prior written consent of Investor (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, other than in accordance with this Agreement;

(ii) declare, set aside or pay any dividend or make any other distribution to its equity holders, whether or not upon or in respect of any shares of its capital stock or other equity interest;

(iii) redeem or otherwise acquire any shares of its capital stock or other equity interest or issue, deliver, sell or grant any capital stock or other equity interest;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any other assets except, with respect to this clause (B), purchases in the ordinary course of business consistent with past practice;

(v) except as required under applicable Law or the terms of any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement, (A) grant to any Employee any loan or increase in any kind of compensation, benefits, perquisites, fringe benefits or any bonus or award, except for grants or increases in any of the foregoing that are made in the ordinary course of business consistent with past practice, (B) grant to any Employee any severance, retention, change in control or termination pay or benefits, or pay any bonus to any Employee, (C) enter into any employment, change in control, loan, retention, consulting, indemnification, severance, termination or similar agreement with any Employee, (D) take any action to secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement except in the ordinary course of business consistent with past practice, (E) establish, adopt, enter into, terminate or amend any collective bargaining agreement or other labor union Contract, Company Benefit Plan or Company Benefit Agreement, (F) pay or provide to any Employee any benefit not provided for under a Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business consistent with past practice, (G) grant any incentive awards under any Company Benefit Agreement or Company Benefit Plan (including in respect of “phantom” stock, “phantom” stock options, stock appreciation rights, “phantom” stock rights, deferred stock units, performance stock units or other stock based or stock related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) or (H) take any action to accelerate any rights or benefits, including vesting and payment, or make any material determinations, under any Company Benefit Plan or Company Benefit Agreement or awards made thereunder;

(vi) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or applicable Law;

(vii) sell (or agree to sell), lease (as lessor), license, abandon, cancel or otherwise dispose of or subject to any Lien any portion of its properties or assets;

(viii) (A) incur any additional indebtedness for borrowed money or guarantee any such indebtedness of another person (other than any such indebtedness or guarantees among the Company and the direct or indirect wholly owned Company Subsidiaries or among the direct or indirect wholly owned Company Subsidiaries), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under the Replacement DIP Facility consistent with the terms of the documentation thereto, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned Company Subsidiary;

(ix) make or agree to make any capital expenditure or expenditures, other than in the ordinary course, consistent with past practice, or in accordance with the budget set forth on Section 4.01(a) of the Company Disclosure Letter;

(x) make or change any material Tax election or method of accounting for Tax purposes, except insofar as may have been required by a change in GAAP or applicable Law, or settle or compromise any material Tax liability or refund;

(xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the repayment of the Existing DIP Facility consistent with the terms of the Replacement DIP Facility and payment, discharge or satisfaction of liabilities (to the extent reflected or reserved against in, or contemplated by, the most recent consolidated financial statements of the Company included in the Financial Statements or incurred since the date of the Financial Statements) in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality or similar agreement to which the Company or any Company Subsidiary is a party;

(xii) other than those Contracts that have been listed on any supplement to the Prior Plan to be assumed or rejected, assume or reject any Contract;

(xiii) other than in the ordinary course of business consistent with past practice, and consistent with FCC policies and rules, enter into, amend or terminate any Contract that provides for payments that exceed $100,000 in the aggregate;

(xiv) adopt or authorize a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(xv) settle, compromise, discharge or otherwise allow a claim as defined under Section 101(5) under the Bankruptcy Code in an amount that exceeds $50,000 as to any individual claim;

(xvi) fail to maintain in full force and effect insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with the current insurance program applicable to the Company and any Company Subsidiary; or

(xvii) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Advice of Changes. The Company will promptly advise Investor in writing of any event, development, condition or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(c) Consultation. Subject to applicable Law, in connection with the continuing operation of the business of the Company and the Company Subsidiaries between the date of this Agreement and the Closing, the Company will use commercially reasonable efforts to consult in good faith on a regular basis with the Representatives of Investor and report all material operational developments and the status of ongoing operations pursuant to procedures reasonably requested by Investor or its Representatives.

SECTION 4.02 Alternative Proposals.

(a) The Company may, and may authorize or permit any Company Subsidiary to, authorize or permit any officer, director or employee of, or authorize any investment banker, attorney or other advisor, agent or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit or initiate any Alternative Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Proposal. The Company must reasonably promptly provide to Investor any material non-public information concerning the Company or any Company Subsidiary that is provided to such person or its Representatives which was not previously provided to Investor. In no event shall any refinancing or repayment of, or attempt to refinance or repay, the Replacement DIP Facility in cash and in full or the Prepetition Credit Agreement be deemed a breach of this Section 4.02 or other provision of this Agreement or the Replacement DIP Facility.

(b) Prior to the termination of this Agreement in accordance with the terms hereof, none of the Company, any Company Subsidiary, the Company Board nor any committee thereof may (i) approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Alternative Proposal or (ii) approve, file or support any plan of reorganization or liquidation, other than the Plan, provided, however, that if the Company, any Company Subsidiary, the Company Board or any committee thereof have validly and concurrently terminated this Agreement pursuant to Section 6.01(a)(iv) having complied in full with the procedural requirements thereof, the Company may approve and enter into an agreement relating to a Superior Proposal.

(c) The Company promptly after becoming aware of the receipt or delivery thereof, and in any case within 24 hours thereafter, will advise Investor in writing of any Alternative Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Alternative Proposal, the identity of the person making such Alternative Proposal or inquiry and a description in reasonable detail of the material terms of any such Alternative Proposal. The Company will (i) keep Investor reasonably informed of the status (including any change to the terms thereof) of any such Alternative Proposal or inquiry and (ii) provide to Investor, as soon as practicable, and in any case within 48 hours, after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Alternative Proposal or sent or provided by the Company to any third party in connection with any Alternative Proposal (unless such correspondence or written material has previously been provided to Investor).

(d) The Company promptly, and in any case within 24 hours after a determination by the Company Board that any Alternative Proposal is a Superior Proposal and its intention to approve such Superior Proposal, shall (i) notify Investor in writing of such determination, (ii) during the five (5) business day period following such notification described in clause (i), provide Investor a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement as would permit the Company to accept Investor’s proposal notwithstanding such Alternative Proposal and (iii) during the five (5) business day period following such notification described in clause (i), consider in good faith any changes to this Agreement proposed by Investor with respect to the Transaction.

(e) For purposes of this Agreement:

“Alternative Proposal” means any proposal by a third party to enter into and consummate any agreement for a Chapter 11 plan for any of the

Debtors (other than the Plan) or any other transaction or series of transactions (including one or more sales under Section 363 of the Bankruptcy Code) relating to a purchase of 20% or more of the equity securities or assets of the Company and the Company Subsidiaries, taken as a whole.

“Superior Proposal” means any Alternative Proposal with terms that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, (i) to be more favorable from a financial point of view to the Debtors’ constituents than would be obtained through the consummation of the Transaction and the Restructuring, taking into account all the terms and conditions of such Alternative Proposal (including all of the terms, conditions, impact and all legal, financial, regulatory, fiduciary, timing and other aspects of such Acquisition Proposal), as well as all the terms and conditions of the Transaction and the Restructuring (including any proposal by Investor to amend the terms and conditions of the Transaction or the Restructuring in effect as of the date of such determination), and (ii) is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such Alternative Proposal. To be considered a Superior Proposal, any Alternative Proposal (x) must provide for repayment in cash in full of (1) the Replacement DIP Facility upon its maturity and (2) any Subject Claims acquired by Investor in the tender offer described in Section 4.13 below, in each case for the amount (including principal and interest) paid (plus any applicable accrued and unpaid interest in accordance with the terms of such Subject Claim through such repayment date) for such Subject Claims by Investor in such tender offer, within five (5) business days after termination of this Agreement pursuant to Section 6.01(a)(iv) below and (y) that includes a “credit bid” by the holders of the Notes as contemplated pursuant to section 363(k) of the Bankruptcy Code or otherwise pursuant to a plan of reorganization must provide that all obligations owed to Investor and any of its Affiliates pursuant to the Notes and the Note Indenture shall be paid off in full in cash at closing of the transaction contemplated by such Alternative Proposal.

SECTION 4.03 Access to Information. Subject to applicable Law, the Company will, and will cause each of the Company Subsidiaries to, provide Investor and its Representatives reasonable access during the period following the entry of the Investment Agreement Approval Order by the Bankruptcy Court through the Closing (or such earlier date in the event this Agreement is terminated in accordance with its terms) to the Company, the Company Subsidiaries and all the personnel, properties, books, contracts, commitments, Tax Returns and records of the Company and the Company Subsidiaries, and, during such period the Company will, and will cause each of the Company Subsidiaries to, furnish promptly to Investor (a) a copy of each report, schedule, statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws or in the Chapter 11 Cases and (b) all other information concerning the Company, any Company Subsidiary, the Transaction, the Restructuring or any other transaction contemplated hereby or thereby as Investor may reasonably request.

SECTION 4.04 Antitrust Clearance and FCC Approval. Each of Investor and the Company will use reasonable best efforts to obtain antitrust clearance and FCC approval. For purposes of this provision, this requirement shall include the following obligations. Each of Investor and the Company will, (a) within 15 days following the entry by the Bankruptcy Court of the Investment Agreement Approval Order, file with the United States Federal Trade Commission and the United States Department of Justice (together, the “Antitrust Agencies”) the notification and report form, if any, required to be filed by them for the Transaction and the other transactions contemplated hereby pursuant to the HSR Act and (b) as soon as reasonably practicable following the entry of the Investment Agreement Approval Order file all notices, applications and requests for FCC Approval required to be filed with the FCC. Any such notification, report, request or application will be in substantial compliance with the requirements of the HSR Act or the FCC Rules, as applicable. Each of Investor and the Company will furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or by the FCC Rules. The Parties shall collaborate in the prompt retention of reputable economic experts and in the preparation of economic testimony to accompany the FCC application and support the Parties’ position before the Antitrust Agencies; each Party shall make its officers, employees and counsel reasonably available for all meetings with FCC commissioners and FCC staff as well as the officials and staff of the Antitrust Agencies, including, to the extent agreed to by the FCC and/or the Antitrust Agencies, meetings to be held within a week of the date of this Agreement, considered necessary or appropriate by the other Party. Each Party shall make its officers and employees available to submit written testimony. At Investor’s request, and in the Investor’s sole and absolute discretion, Company shall join Investor in requesting that the FCC applications be acted on by the full Commission in the first instance (instead of a bureau or bureaus, division or subdivision thereof). Each Party hereto shall promptly inform the other party of any material communication received by such party from any Governmental Entity regarding the transactions contemplated by this Agreement. Each Party shall review and discuss in advance, and consider in good faith the view of the other in connection with any proposed written or oral communication with any Governmental Entity in connection with the transactions contemplated by this Agreement (which, at the reasonable request of the other Party, shall be limited to such Party’s outside counsel). No Party shall, and each Party shall cause its Related Persons not to, participate in any meeting or other substantive communication with any Governmental Entity regarding the transactions contemplated hereby unless such party first consults with the other in advance and, to the extent permitted by the Governmental Entity, affords the other a reasonable opportunity to participate in or be present at such meeting or other communication. No Party shall agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement by any Governmental Entity without the prior written consent of the other party.

SECTION 4.05 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use its reasonable best efforts to (i) obtain all necessary actions or nonactions, waivers and Consents from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtain all necessary material Consents or waivers from third parties, and (iii) otherwise take such actions as are necessary to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, Investor shall have sole and absolute discretion to reject conditions that materially impair Investor’s or the Company’s businesses, including, without limitation conditions that: (a) require the disposition of any of

Investor’s or the Company’s assets or the divestiture or set-aside of any kind of spectrum, bandwidth capacity or terrestrial network or satellite capacity (together, “Spectrum”); (b) place restrictions of any kind on Investor’s or the Company’s pricing, decisions regarding investments or capital expenditures and timing of the same, marketing or technical characteristics of any service or facilities, disposition or lease of any assets or Spectrum, or acquisition of any Spectrum; (c) impose prerequisites to, or restrictions upon, the Company’s or Investor’s provision of ATC service or Investor’s or the Company’s use of any Spectrum; or (d) limit Investor’s or the Company’s freedom of action with respect to any of their respective businesses (collectively, “Unacceptable Conditions”). For purposes of the foregoing sentence, references to (i) Investor shall mean either (A) Investor and its Subsidiaries (excluding the Company and its Subsidiaries), taken as a whole or (B) any Affiliate of Investor and such Affiliate’s Subsidiaries (excluding Investor and its Subsidiaries and the Company and its Subsidiaries), taken as a whole, and (ii) the Company shall mean the Company and its Subsidiaries, taken as a whole. In connection with and without limiting the foregoing, the Company will use its commercially reasonable efforts to defend any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transaction, the Restructuring and the other transactions contemplated hereby and thereby, including seeking to have vacated or reversed any Judgment entered by any court or other Governmental Entity that would restrain, prevent or delay the Closing; provided, however, (x) at the Company’s request, Investor will use reasonable best efforts to assist the Company in connection with any such Proceedings, (y) Investor will have the right to participate in any such Proceedings and (z) the Company will not settle any such Proceedings without the prior written consent of Investor (such consent not to be unreasonably withheld, conditioned or delayed); provided further, that, notwithstanding the foregoing or anything contained in this Agreement to the contrary, the Company shall not be required to appeal or otherwise challenge or seek reconsideration for any Judgment or other decision of the Bankruptcy Court, which decision to so appeal or challenge shall be in the sole discretion of the Company.

SECTION 4.06 Supplemental Disclosure.

(a) The Company will have the continuing obligation (on a periodic basis) until the Closing to supplement or amend the Company Disclosure Letter with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter; provided, however, that no supplement or amendment to such Company Disclosure Letter will have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 5.02(a).

(b) The Company shall give notice to Investor, and Investor shall give notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 4.07 Fees and Expenses.

(a) Except as otherwise provided in this Section 4.07 and Section 6.02 of this Agreement, all fees and expenses incurred in connection with the Transaction, the Restructuring and the other transactions contemplated hereby, other than the fees and expenses associated with the Replacement DIP Facility, will be paid by the party incurring such fees or expenses, whether or not the Transaction or the Restructuring is consummated.

(b) The Company agrees to reimburse Investor and its Affiliates for all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Investor and its Affiliates) incurred by Investor and its Affiliates or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the Transaction, irrespective of whether such costs and expenses are incurred prior to, on or after the date hereof (collectively, “Investor Transaction Expenses”). Upon entry of the Investment Agreement Approval Order by the Bankruptcy Court, all Investor Transaction Expenses incurred prior thereto shall become due and payable by the Company. From the date of this Agreement to the Closing Date, any newly incurred Investor Transaction Expenses shall become due and payable on the first day of each month.

SECTION 4.08 Public Announcements. No Party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written approval of the other Party, unless a press release or public announcement is required by Law or order of the Bankruptcy Court. If any such announcement or other disclosure is required by Law or order of the Bankruptcy Court, the disclosing Party shall give the non-disclosing Party prior notice of, and an opportunity to comment on, the proposed disclosure. The Parties acknowledge that the Debtors will file this Agreement with the Bankruptcy Court in connection with obtaining entry of the Investment Agreement Approval Order.

SECTION 4.09 Resignation of Directors of the Company. As to each person serving as a member of the Company Board or on the board of directors (or equivalent) of a Company Subsidiary immediately prior to the Closing, either (a) the Company will cause each such member to execute and deliver a letter prior to the Closing, which will not be revoked or amended prior to the Closing, effectuating his or her resignation as a member of the Company Board or of the board of directors (or equivalent) of a Company Subsidiary effective immediately prior to the Closing or (b) the Plan will effectuate the removal or replacement of such person as a member of the Company Board or of the board of directors (or equivalent) of a Company Subsidiary effective immediately prior to the Closing.

SECTION 4.10 Further Assurances. From time to time, as and when requested by any party, each party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the Transaction, the Restructuring and the other transactions contemplated hereby.

SECTION 4.11 Restrictive Covenants; Employee Matters.

(a) All information disclosed, whether before or after the date hereof, pursuant to this Agreement or in connection with the Transaction and the other transactions contemplated by, or the discussions and negotiations preceding, this Agreement, to Investor or any of its Related Persons shall be kept confidential by such receiving party and shall not be used by any such person for any other purpose except as reasonably necessary to consummate the Transaction and the other transactions contemplated hereby and as otherwise specifically contemplated by this Agreement, except to the extent that (i) such information is known by the recipient when received, (ii) such information is or hereafter becomes publicly available other than through a violation of this Section 4.11(a), (iii) it is necessary to disclose such information to a Governmental Entity having jurisdiction over the party from whom disclosure is sought; provided that the Party being asked to disclose such information shall, to the extent possible, notify the other Party in advance of such disclosure and cooperate with such other Party in its efforts to seek a protective order of such information or otherwise limit disclosure, (iv) any requirement of Law requires otherwise, or (v) such duty as to confidentiality is waived in writing in advance by the other party. For the avoidance of doubt, the parties hereby acknowledge and agree that neither party shall be required to disclose any information which such party reasonably believes the disclosure of which would violate any applicable Law and that nothing in the foregoing provision shall limit the ability of Investor to share information or hold discussions regarding the Transaction and the other transactions contemplated hereby with Sprint Nextel Corporation or any of its Affiliates and the Official Committee of Unsecured Creditors and any of its Representatives, members or constituents.

(b) Each party hereto agrees that from and after the date hereof and continuing through the Closing, the Parties shall not (and shall cause their Affiliates not to), directly or indirectly, as employee, agent, consultant, director, equityholder, manager, co-partner or in any other capacity without the prior written consent of the other Party, recruit or solicit for employment or engagement (other than by a general solicitation advertisement, posting or similar job solicitation process not targeting the employees of the other party), any person listed on Section 4.11(b) of the Company Disclosure Letter who is (or was during the one (1) year period preceding the date of hire or other engagement with the new Party) employed by the other Party, provided, however, either Party (or its Affiliates) will not be precluded from hiring any person who: (i) was not employed by the other Party or its Affiliates prior to commencement of employment discussions between such employee and the Party (or its Affiliates) or (ii) was known by the Party (or its Affiliates) prior to May 15, 2009. However, if, at the time of enforcement of this Section 4.11(b), a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period or scope legally permissible under such circumstances will be substituted for the period or scope stated herein.

(c) At the request of Investor, the Company shall terminate all cash or deferred arrangements within the meaning of section 401(k) of the Code (the “401(k) Plans”) sponsored, maintained or contributed to by the Company, effective not later than the day immediately preceding the Closing Date. Upon such request, the Company shall provide Investor with evidence that such 401(k) Plan(s) have been terminated pursuant to a resolution of the Company’s Board of Directors (the form and substance of which shall be subject to review and reasonable approval by Investor) not later than the day immediately preceding the Closing Date.

SECTION 4.12 Bankruptcy Matters.

(a) Promptly following execution of this Agreement (but in no event later than 48 hours thereafter), the Company will file with the Bankruptcy Court motions in form and substance reasonably satisfactory to Investor (collectively, the “Approval Motions”), seeking entry of orders by the Bankruptcy Court, respectively, approving this Agreement and the Replacement DIP Facility pursuant to terms contemplated by the DIP Commitment Letter. Among other things, the Approval Motions will seek approval of the execution by the Debtors of this Agreement and of the DIP Commitment Letter and the “DIP Loan Documents” referred to therein and authorization for the Debtors to incur and perform their obligations thereunder and hereunder and to execute such other documentation as may be required with respect to the transactions contemplated by such agreements.

(b) For purposes of this Agreement:

(i) “Investment Agreement Approval Order” means an order entered by the Bankruptcy Court approving this Agreement and authorizing the Company to enter into this Agreement, in the form attached hereto as Exhibit B (together with such changes thereto as shall be reasonably acceptable to Investor).

(ii) “DIP Financing Approval Order” means an order entered by the Bankruptcy Court approving the Replacement DIP Facility and authorizing the Debtors to execute, deliver and perform their obligations under the “DIP Loan Documents” referred to in the DIP Commitment Letter, in the form attached hereto as Exhibit C (together with such changes thereto as shall be reasonably acceptable to Investor).

(c) Prior to March 28, 2011, the Debtors will file in the Chapter 11 Cases (i) the Plan, which Plan will contain the terms contained in the Plan Term Sheet, will not contain terms that are inconsistent with those set forth in the Plan Term Sheet and will otherwise be in form and substance satisfactory to Investor and (ii) the Disclosure Statement. The Debtors will not amend, supplement or otherwise modify any provision of the Plan or the Disclosure Statement (each as filed with the Bankruptcy Court) without the prior consent of Investor which will not be unreasonably withheld.

(d) Each of the Debtors will not seek or consent to the dismissal of any Chapter 11 Case, will not seek to convert any Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code and will not seek or consent to the appointment of a Chapter 11 trustee or an examiner with expanded powers to operate the businesses of the Debtors in any Chapter 11 Case.

(e) The Debtors will file all pleadings with the Bankruptcy Court as are reasonably necessary or appropriate to attempt to secure entry of the Approval Orders, the Disclosure Statement Approval Order and the Confirmation Order, will serve all parties entitled to notice of such pleadings under applicable provisions of the Bankruptcy Code and all related rules, and will diligently pursue the issuance of such orders (including by presenting all evidence necessary to support the Approval Motions, the Disclosure Statement and the confirmation of the Plan, responding to objections and discovery requests made by any party in interest and taking all such other actions as may be necessary to obtain the issuance of the Approval Orders, the Disclosure Statement Approval Order and the Confirmation Order). The Debtors will oppose and seek the dismissal of any appeal (including a petition for certiorari, motion for rehearing, re-argument, reconsideration or revocation) of the Approval Orders, the Disclosure Statement Approval Order or the Confirmation Order. The Debtors will use their commercially reasonable efforts to provide Investor at least three days in advance of filing (i) a draft of any motion, order, amendment, supplement or other pleading that the Debtors propose to file with the Bankruptcy Court seeking entry of the Approval Orders, the Disclosure Statement Approval Order and the Confirmation Order and (ii) any other motion, order, amendment, supplement or other pleading that the Debtors propose to file with any other court in connection with an appeal (including a petition for certiorari, motion for rehearing, reargument, reconsideration or revocation) of the Approval Orders, the Disclosure Statement Approval Order (unless not required by order of the Bankruptcy Court) or the Confirmation Order. The Debtors will use their commercially reasonable efforts to cooperate with Investor with respect to all such motions, orders, amendments, supplements or other pleadings and shall, to the extent possible, incorporate the comments of Investor or its counsel into such motion, order, amendment, supplement, motion or other pleading. Nothing herein will impair, limit or otherwise affect the right of Investor to file any motion, order, amendment, supplement or other pleading in connection with the Debtors’ efforts to seek entry of the Approval Orders, the Disclosure Statement Approval Order or the Confirmation Order, or any appeal (including a petition for certiorari, motion for rehearing, reargument, reconsideration or revocation) thereof.

(f) Investor shall promptly take all actions as are reasonably requested by the Company to assist in obtaining the Bankruptcy Court’s entry of the Investment Agreement Approval Order and, as applicable, the Confirmation Order and any other order reasonably necessary in connection with the transactions contemplated by this Agreement, including furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court and making Investor’s employees and representatives available to testify before the Bankruptcy Court. Furthermore, Investor covenants and agrees that it shall cooperate with the Company in connection with furnishing information or documents to satisfy any applicable requirements of adequate assurance of future performance and adequate information under the Bankruptcy Code.

(g) The Debtors will keep Investor informed of any material developments with respect to proceedings in the Bankruptcy Court relating to the Chapter 11 Cases.

SECTION 4.13 Tender Offer.

(a) Investor shall commence, no later that five (5) business days after the entry by the Bankruptcy Court of the Investment Agreement Approval Order, a tender offer (the “Tender Offer”) for any and all of (i) the outstanding Notes, (ii) allowed general unsecured claims of the Debtors (other than Satellite Services) as set forth in Sections 2.21(b)(ii) of the Company Disclosure Letter, but only to the extent of the “Total Amount to Be Tendered” (as such amount is reflected in such Section of the Company Disclosure Letter), (iii) allowed general unsecured claims of Satellite Services as set forth in Section 2.21(b)(i) of the Company Disclosure Letter, (iv) Convenience Class Claims and (v) allowed non-ordinary course administrative claims of the Debtors relating to cure amounts for contracts previously assumed as set forth in Section 2.21(b)(vi) of the Company Disclosure Letter (collectively, the “Subject Claims”), in each case pursuant to the terms set forth in the term sheet attached as Exhibit D hereto (the “Tender Offer Term Sheet”) and this Section 4.13.

(b) The Tender Offer shall be conducted in accordance with and by means of an Offer to Purchase and such other necessary related letters of transmittal and ancillary agreements, which in each case shall be consistent with the terms set forth in the Tender Offer Term Sheet and this Section 4.13 (the “Tender Offer Documents”). Promptly following the date hereof, Investor shall prepare drafts of the Tender Offer Documents. Following their completion, Investor shall provide such drafts to the Company and its counsel for review and shall accept all reasonable comments thereon by the Company or its counsel (and to the extent Investor and the Company disagree concerning any such comments, they shall work together in good faith to resolve such disagreements as soon as reasonably practicable). Investor shall take all actions with its reasonable control to ensure that the Tender Offer Documents conform to all requirements of applicable law and that the Tender Offer is conducted in accordance with applicable law. The Company hereby consents to the Tender Offer and to the purchase of the Subject Claims in accordance with the terms of the Tender Offer.

(c) In connection with the Tender Offer, the Company shall furnish or cause to be furnished to Investor mailing labels, mailing lists, securities position listings, Depository Trust Company participant information with respect to any of the Subject Claims, records of the amounts of Subject Claims, any available listing or computes files containing the names and addresses of all Claimholders as of a recent date, and shall furnish or cause to be furnished to Investor such additional information (including, updated lists of Claimholders, and their addresses, mailing labels and lists of securities positions) and assistance as Investor or its agents may reasonably request in communicating the Tender Offer to Claimholders. The Company shall, as promptly as practicable, provide to Investor all information reasonably requested by Investor and concerning the Company for inclusion in the Tender Offer Documents necessary for such Tender Offer Documents and the Tender Offer to comply with applicable Law.

(d) The obligation of Investor to accept for payment and pay for any Subject Claims tendered pursuant to the Tender Offer shall be subject to the satisfaction, or written waiver by Investor, of the conditions (but only such conditions) identified in the section of the Tender Offer Term Sheet entitled “Conditions to Closing of Tender Offer” (the “Tender Conditions”). Subject to the satisfaction, or written waiver by Investor, of the Tender Conditions as of the Expiration Date (as defined below), Investor shall accept and pay for any and all Subject Claims validly tendered and not properly withdrawn pursuant to the Tender Offer as promptly as practicable, but in any event not later than three (3) business days, following the Expiration Date. Investor shall not (i) decrease the price to be paid with respect to any of the Subject Claims, (ii) change the form of consideration payable in the Tender Offer, (iii) reduce the number or type of Subject Claims tendered for in the Tender Offer, ( iv) extend the Expiration Date at any time when all of the Tender Conditions have been satisfied or waived in writing by Investor, (v) make any other modification to the terms of the Tender Offer that is material and adverse to the Company or any holders of Subject Claims or (vi) without the prior written consent of the Company, make any other modification to the terms of the Tender Offer that is not otherwise covered by clauses (i)-(v) and which is adverse to the Company or any holders of Subject Claims.

(e) Unless extended in accordance with the provisions of this Section 4.13(e), the Tender Offer shall expire at 11:59 p.m., New York City time, on the date that is twenty (20) business days following the date on which the Tender Offer is commenced (the “Expiration Date”). If on or prior to the Expiration Date not all of the Tender Conditions have been satisfied or waived in writing by Investor, Investor shall extend the Expiration Date for successive periods of five (5) business days each in order to permit the satisfaction of the Tender Conditions; provided, that Investor shall not be required to extend the Expiration Date beyond the End Date (as defined below). In the event that any Restraint prohibits the consummation of the Tender Offer, the parties shall use reasonable best efforts to get such Restraint removed as promptly as practicable. In addition, Investor shall extend the Tender Offer for any period or periods required by applicable law or order. In no event shall Investor terminate the Tender Offer prior to the Expiration Date without the prior written consent of the Company. Notwithstanding the generality of the foregoing, Investor may refuse to extend the Expiration Date and/or terminate the Tender Offer prior to the Expiration Date if at any time any of the Tender Conditions has become incapable of being satisfied.

ARTICLE V

Conditions Precedent

SECTION 5.01 Conditions to Each Party’s Obligation. The obligations of Investor and the Company to effect the Transaction are subject to the satisfaction (or waiver by Investor and the Company) on or prior to the Closing of the following conditions:

(a) Confirmation Order. The Bankruptcy Court shall have entered an order in the Chapter 11 Cases confirming the Plan in form and substance not inconsistent with the provisions of the Plan Term Sheet or this Agreement and which order shall be otherwise in form and substance reasonably satisfactory to Investor (the “Confirmation Order”).

(b) No Injunctions or Restraints. No restraining order, preliminary or permanent injunction or other judgment, decree, ruling or order issued by any court of competent jurisdiction or Law, other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Transaction, the Restructuring or the other transactions contemplated hereby.

(c) HSR Waiting Period. Any waiting period under the HSR Act applicable to the Transaction shall have expired or been terminated.

(d) FCC Consents. (1) The FCC Consents shall have been obtained and shall be final and in full force and effect without any Unacceptable Condition; (2) the FCC shall not have reconsidered the decision or order approving the transfer of control to Investor over the FCC authorizations held by the Company or by the licensee of each Company License (the “FCC Order”) on its own motion within thirty (30) days of release of the FCC Order or if the FCC Order has been released by a bureau or bureaus, or division or subdivision thereof, forty (40) days from its release; and (3) the FCC and the applicable courts having jurisdiction over the matter shall have denied all petitions for reconsideration and applications for review and appeals (collectively, “Appeals”) of the FCC Order (or of an FCC or court order affirming the FCC Order), or the periods for filing such Appeals shall have passed and no Appeal shall have been filed; provided that, Investor shall have the right, in its sole and absolute discretion, to waive this condition if the FCC Consents shall have been obtained, despite the pendency of one or more Appeals.

SECTION 5.02 Conditions to Obligation of Investor. The obligation of Investor to effect the Transaction is subject to the satisfaction (or waiver by Investor) on or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Investor shall have received a certificate signed on behalf of the Company by a director of the Company duly authorized to provide such certificate (the “Responsible Officer”).

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company prior to or on the day of the Closing, and Investor shall have received a certificate signed on behalf of the Company by each of the Responsible Officer and the principal financial officer of the Company to such effect (such certificate, together with the certificate to be delivered in accordance with Section 5.02(a), the “Reorganized Company’s Closing Certificate”).

(c) Absence of Proceedings. Except for Proceedings with respect to the Confirmation Order, there shall not be pending any Proceeding before any Governmental Entity, (i) challenging or seeking to restrain or prohibit the Transaction, the Reorganization or any other transaction contemplated hereby, (ii) seeking to obtain from Investor in connection with the Transaction, the Reorganization or any other transaction contemplated hereby any damages that would reasonably be expected to have a material adverse effect on the reasonably expected value of the Company and its Subsidiaries to Investor, (iii) seeking to prohibit or limit the ownership or operation by Investor of any portion of the business or assets of the Company and the Company Subsidiaries, taken as a whole, in such a manner that would reasonably be expected to have a material adverse effect on the reasonably expected value of the Company and its Subsidiaries to Investor or to compel Investor, Investor Related Persons, the Company or any Company Subsidiary to dispose of or hold separate any portion of the business or assets of the Company and the Company Subsidiaries, taken as a whole, in each case as a result of the Transaction, the Reorganization or any of the other transactions contemplated hereby, (iv) seeking to impose limitations on ability of Investor to acquire or hold, or exercise full rights of ownership of the Shares, including the right to vote the Shares on all matters properly presented to the stockholders of the Company, in each case in such a manner as would reasonably be expected to have a material adverse effect on the reasonably expected value of the Company and its Subsidiaries to Investor, or (v) seeking to prohibit Investor from effectively controlling in any respect the business or operations of the Company and the Company Subsidiaries, taken as a whole, in such a manner as would reasonably be expected to have a material adverse effect on the reasonably expected value of the Company and its Subsidiaries to Investor.

(d) Absence of Company Material Adverse Effect. From and after the date hereof, there shall not have occurred any events, developments, conditions or circumstances that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect and no Company Licenses shall have been revoked and there shall be no Proceeding instituted by a Governmental Entity pending or threatened in writing with respect to the revocation of any Company License.

(e) Approval Order. The DIP Financing Approval Order and the Investment Agreement Approval Order shall have been entered by the Bankruptcy Court not later than March 3, 2011 and become final orders within thirty (30) days after such entry.

(f) Filing of the Plan and the Disclosure Statement. Not later than March 28, 2011, the Company shall have filed in the Chapter 11 Cases, the Plan and the Disclosure Statement.

(g) No Conversion of Cases. There shall not have occurred a dismissal or conversion of any Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code or the appointment of a Chapter 11 trustee or an examiner with expanded powers to operate the businesses of the Debtors in any Chapter 11 Cases.

(h) Disclosure Statement Approval Order. Not later than May 15, 2011, the Bankruptcy Court shall have entered an order in the Chapter 11 Cases approving the Disclosure Statement, in form and substance not inconsistent with the provisions of this Agreement and which otherwise shall be in form and substance reasonably satisfactory to Investor (the “Disclosure Statement Approval Order”), and the Company shall have complied with the Disclosure Statement Approval Order in all respects.

(i) No Modification of the Plan or Disclosure Statement. No provision of the Plan nor the Disclosure Statement (as filed with the Bankruptcy Court) shall have been amended, supplemented or otherwise modified in a manner that is not in form and substance reasonably satisfactory to Investor and neither the Plan nor the Disclosure Statement shall have been withdrawn from the Bankruptcy Court docket.

(j) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order in the Chapter 11 Cases not later than June 30, 2011.

(k) Final Order. The Confirmation Order shall have become a final order, in full force and effect without reversal, modification or stay, not subject to a pending motion for reconsideration, revocation, reversal, modification, stay or appeal and the period for an appeal shall have expired; provided, however, that if the Confirmation Order has not become a final order because a notice of appeal has been timely filed and the Parties are not stayed or enjoined from consummating the Transaction or the Restructuring, the condition set forth in this Section 5.02(k) shall be deemed satisfied unless the effect of the appeal would reasonably be expected to have a Company Material Adverse Effect (applied mutatis mutandis to the Reorganized Company and its direct and indirect subsidiaries, taken as a whole) or an Investor Material Adverse Effect, as determined by Investor.

(l) The Replacement DIP Facility. There shall not have been any event of default under the Replacement DIP Facility that has not been waived in accordance with the terms of the Replacement DIP Facility.

(m) Plan Claims Cap. Excluding allowed claims (x) owed to the Debtors’ and the Creditors Committees’ retained professionals, (y) owed in respect of fees of other professionals to the extent authorized to be paid on a current basis subsequent to the commencement of the Chapter 11 Cases and (z) relating to amounts owed under the Replacement DIP Facility, the total amount of (i) any allowed administrative claims owed pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code; (ii) any allowed priority tax claims owed pursuant to section 507(a)(8) of the Bankruptcy Code; (iii) any cure claims pursuant to section 365(b) of the Bankruptcy Code and (iv) any other allowed claims accorded priority in right of payment under section 507(a) of the Bankruptcy Code, shall not exceed $10 million.

(n) No Other Transactions. The Debtors shall not have filed or supported any plan of reorganization or liquidation with respect to the Debtors, other than the Plan, or any motion or motions to sell, or agree to sell, any material assets of the Debtors.

Notwithstanding the foregoing, (x) in the event (1) a condition set forth in Section 5.02(e), 5.02(f), 5.02(h) or 5.02(j) is not satisfied by the deadline applicable thereto (a “Deadline”) and (2) the Company has used reasonable, good faith efforts to satisfy such condition by the applicable Deadline, such applicable Deadline shall automatically be extended to the date that is ten (10) business days after the date of such applicable Deadline as set forth in the relevant subsection of this Section 5.02 and (y) with respect to any of the conditions specified in Section 5.01(a) or clauses (e), (f), (h) and (j) of this Section 5.02, such condition shall be deemed waived unless Investor gives written notice to the Company of the failure of such condition (a “Condition Failure Notice”) within five (5) business days of becoming aware of facts to determine the failure of such condition (and the entry of an order, and the failure to enter an order meeting the requirements of this Agreement by any applicable date specified in this Article V, shall each be deemed conclusive evidence of Investor being aware of facts to determine the failure of such condition).

SECTION 5.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Transaction is subject to the satisfaction (or waiver by the Company) on or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Investor in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Investor Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date (without giving effect to any qualifications or limitations as to materiality or Investor Material Adverse Effect set forth therein), except, to the extent that the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect. The Company shall have received a certificate signed on behalf of Investor by each of the chief executive officer and the chief financial officer of Investor to such effect.

(b) Performance of Obligations of Investor. Investor shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Investor prior to or on the day of the Closing, and the Company shall have received a certificate signed on behalf of Investor by each of the chief executive officer and the principal financial officer of Investor to such effect (such certificate, together with the certificate to be delivered in accordance with Section 5.02(a), the “Investor’s Closing Certificate”).

SECTION 5.04 Waiver of Condition. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing.

ARTICLE VI

Termination, Amendment and Waiver

SECTION 6.01 Termination.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time prior to the Closing:

(i) by mutual written Consent of the Company and Investor;

(ii) by the Company or Investor after delivery of, but not later than the 10th business day after delivery of, a Condition Failure Notice by Investor;

(iii) by either Party upon material breach by the other Party of any of their respective representations, warranties, covenants or agreements made herein which (x) (A) would give rise to a failure of a condition to the terminating Party’s obligation hereunder, and (B) cannot be cured by the breaching Party prior to the date of termination or (y) if capable of being cured, shall not have been cured (1) within 15 calendar days following receipt of written notice from the terminating Party of such breach or (2) any shorter period of time that remains between the date the terminating Party provides written notice of such breach and the End Date; provided that the terminating Party shall not have the right to terminate this Agreement pursuant to this Section 6.01(a)(iii) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder and such breach would give rise to the failure of a condition to the obligation of the other Party.

(iv) by the Company in connection with a bona fide written Alternative Proposal with terms that the Company Board determines in good faith, after having consulted with its outside legal counsel and its independent financial advisors, to be a Superior Proposal; provided, however, that prior to notifying Investor of the termination of this Agreement pursuant to this Section 6.01(a)(iv), (x) the Company shall have given Investor written notice of the terms of such Alternative Proposal (including the identity of the person making such Alternative Proposal) and of the good faith determination by the Company Board, after consultation with its outside legal counsel and its financial advisors that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, that such Alternative Proposal constitutes a Superior Proposal and (y) at least five business days after Investor has received the notice referred to in clause (x) above, and taking into account any revised proposal made by Investor since receipt of the notice referred to in clause (x) above, the Company Board again has determined in good faith, after consultation with its outside legal counsel and its independent financial advisors, that such Alternative Proposal remains a Superior Proposal; or

(v) by either Party, if the Closing does not occur on or prior to December 31, 2011 (the “End Date”); provided that the “End Date” shall instead be March 31, 2012 if all of the conditions set forth in Sections 5.01 and 5.02 have been satisfied or waived in writing as of December 31, 2011 (or, if the Closing were to have taken place on such date, such conditions would have been satisfied, other than conditions by their nature or their terms to be satisfied at the Closing) other than any of the conditions set forth in Section 5.01(c), Section 5.01(d) or Section 5.02(c); provided that a Party shall not have a right to terminate this Agreement pursuant to this Section 6.01(a)(v) if such Party has breached in any material respect any of its obligations under this Agreement in any manner that has been a principal cause of or resulted in the failure to consummate the transactions contemplated hereby.

(b) Any termination of this Agreement pursuant to any of Sections 6.01(a)(ii), (iii), (iv) or (v) shall be by written notice thereof given to the other Party and, upon delivery of such notice or, in the case of a termination pursuant to Section 6.01(a)(i), upon such mutual written consent, this Agreement will be terminated without further action by any Party.

SECTION 6.02 Effect of Termination.

(b) If this Agreement is terminated in accordance with Section 6.01, this Agreement will become null and void and of no further force and effect, without any liability or obligation on the part of Investor, the Company or any Company Subsidiary (or any of their respective directors, officers, employees, Affiliates or Representatives) under this Agreement, except for the provisions of Sections 4.07, 4.08, 4.11(a), 6.01, 6.02, 7.03, 7.07, 7.09 (but only insofar as it relates to a surviving provision of this Agreement), 7.10, 7.11 and 7.12, which provisions will survive such termination; provided that, except as otherwise set forth in this Section 6.02, no such termination of this Agreement shall relieve either Party of any liability of such Party with respect to a willful and material breach of any representation, warranty or covenant set forth in this Agreement by such Party prior to such termination. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act or omission knowingly undertaken by the breaching party with the primary purpose and intent of causing a breach of this Agreement, provided that neither any exercise by Investor of its rights and remedies as lender under the Replacement DIP Facility nor any failure or refusal of Investor as lender to grant any consent or waiver under the Replacement DIP Facility shall be considered a willful and material breach under this Agreement.

(c) If this Agreement is terminated by the Company pursuant to Section 6.01(a)(iv) after the entry of the Investment Agreement Approval Order, the Company shall pay Investor a fee of $25 million (the “Break-Up Fee”) in cash by wire transfer (to an account designated in writing by Investor) either (i) two (2) business days following the consummation of the Superior Proposal pursuant to which this Agreement was terminated or (ii) if such Superior Proposal is terminated or abandoned, thirty (30) days following the termination of the Superior Proposal pursuant to which this Agreement was terminated (the “Break-Up Fee Payment Date”), provided that, Investor’s claim for the Break-Up Fee shall be deemed to have been incurred and shall accrue upon the date of termination of this Agreement pursuant to a Superior Proposal by the Company. The Break-Up Fee, payable under the circumstances provided in the preceding sentence, and the Investor Transaction Expenses, payable under Section 6.02(c), constitute liquidated damages and not a penalty and are, notwithstanding anything herein to the contrary, the exclusive remedy of Investor and its Affiliates after any termination of this Agreement pursuant to Section 6.01(a)(iv), other than any remedies available to Investor for a willful and material breach of this Agreement by the Company. Investor shall not, and shall cause each of its Related Persons not to, bring any cause of action (other than for a willful and material breach of this Agreement by the Company) against or otherwise seek remedies from, the Company or any Company Affiliate or any of their respective Related Persons or any counterparty to an Alternative Transaction or any of such counterparty’s Affiliates or its other their Related Persons (other than for payment of the applicable Break-Up Fee when payable hereunder), whether at equity or in law, for breach of contract, in tort or otherwise, in the event that this Agreement is terminated for any reason in accordance with Section 6.01(a)(iv), and any claim, right or cause of action by Investor or any other person against the Company, any Company Subsidiary, their Affiliates or its of their respective Related Persons in excess of the applicable Break-Up Fee is hereby fully waived, released and forever discharged.

(d) In addition to any obligation of the Company and the Company Subsidiaries pursuant to Section 4.07, if this Agreement is terminated by the Company pursuant to Section 6.01(a)(iv) after the entry of the Investment Agreement Approval Order, the Company shall reimburse Investor for any Investor Transaction Expenses not previously paid pursuant to Section 4.07 in cash by wire transfer of immediately available funds no later than two (2) days after the date on which Investor has delivered to the Company reasonable detail and itemization with respect to such Investor Transaction Expenses; or as to Investor Transaction Expenses incurred or invoiced after the Break-Up Fee Payment Date, within two (2) days after delivery to the company of such reasonable detail and itemization.

(e) If there is a Reverse Break Fee Termination, Investor shall pay to the Company a fee of $25 million (the “Reverse Break-Up Fee”). The Reverse Break-Up Fee, payable under the circumstances provided in this paragraph, constitutes liquidated damages and not a penalty and is, notwithstanding anything herein to the contrary, the exclusive remedy of the Company, its Affiliates and its Related Persons after any Reverse Break Fee Termination, other than any monetary remedy, to the extent in excess of the Reverse Break-Up Fee, available to the Company and any Company Subsidiaries for a willful and material breach of this Agreement by Investor as contemplated in Section 6.02(d)(ii) below. The Company shall not, and shall cause each of its Related Persons not to, bring any cause of action (other than for a willful and material breach of this Agreement by Investor) against or otherwise seek remedies from, Investor or any Affiliate of Investor or any of their respective Related Persons, whether at equity or in law, for breach of contract, in tort or otherwise, in the event that this Agreement is terminated for any reason in accordance with a Reverse Break Fee Termination, and any claim, right or cause of action (other than for a willful and material breach of this Agreement by Investor) by the Company or any other person against Investor, its Affiliates or their respective Related Persons in excess of the applicable Reverse Break-Up Fee is hereby fully waived, released and forever discharged. When used herein, a “Reverse Break Fee Termination” means a termination

(i) by either Party pursuant to Section 6.01(a)(v) if at the time of such termination (1) all of the conditions set forth in Sections 5.01 and 5.02 (other than those conditions that by their nature or their terms are to be satisfied only at the Closing and the conditions set forth in Section 5.01(c), Section 5.01(d) and Section 5.02(c)) have been satisfied or waived in writing as of such termination, (2) those conditions set forth in Sections 5.01 and 5.02 that by their nature or their terms are to be satisfied only at the Closing (not including, for the avoidance of doubt, those set forth in Section 5.01(c), Section 5.01(d) and Section 5.02(c)) would have been satisfied had the Closing taken place on such termination date, and (3) any of the conditions set forth in Section 5.01(c), Section 5.01(d) or Section 5.02(c) have neither been satisfied nor waived in writing; or

(ii) by the Company pursuant to Section 6.01(a)(iii) if at the time of such termination (1) all of the conditions set forth in Sections 5.01 and 5.02 (other than those conditions that by their nature or their terms are to be satisfied only at the Closing) and (2) those conditions set forth in Sections 5.01 and 5.02 that by their nature or their terms are to be satisfied only at the Closing would have been satisfied had the Closing taken place on such termination date, except in each case as the failure of a condition results from the material breach by Investor pursuant to which the Company is terminating this Agreement.

For purposes of clauses (i) and (ii) immediately above, the condition set forth in Section 5.02(l) shall be deemed satisfied if there shall not have been any unwaived event of default under the Replacement DIP Facility in accordance with the terms thereof other than the failure to repay in full all obligations under the Replacement DIP Facility on or before the Scheduled Maturity Date (as defined in the DIP Commitment Letter). Any Reverse Break-Up Fee, may, at the sole and absolute discretion of the Company, be paid to the Company by either or a combination aggregating $25 million of the following: (x) a reduction in principal amount of indebtedness outstanding under the Prepetition Credit Agreement (a “Prepetition Credit Agreement Credit”) and/or (y) cash by wire transfer (to an account designated in writing by the Company). In the event the Reverse Break-Up Fee is paid to the Company by a Prepetition Credit Agreement Credit, Investor shall cause the Prepetition Credit Agreement and all documents entered into in connection therewith and all payment registers maintained in connection with such Prepetition Credit Agreement to reflect such reduction and that reduction in principal shall be given effect for purposes of Section 2.7(a)(ii) of that certain Collateral Trust Agreement dated as of August 15, 2005, among ICO Global Communications (Holdings) Limited, the Debtors, and The Bank of New York (f/k/a The Bank of New York Mellon), as collateral agent.

(f) In the event that (i) this Agreement is terminated other than (A) pursuant to Section 6.01(a)(iv) or (B) by the Company pursuant to Section 6.01(a)(iii) as a result of a breach by Investor, and (ii) at the time of such termination Investor then holds a majority of the funded indebtedness of the Company, Investor shall have the right, in its discretion, to direct and require any Debtor to immediately develop and implement one or more processes for the sale of any or all of its assets under Section 363 of the Bankruptcy Code (the “363 Sales Process”) and, subject to obtaining Bankruptcy Court approval and other required regulatory consents and approval of the Investor, to execute any such sales (“363 Sales”), all with the goal of maximizing the value of and monetizing the Debtors’ assets. The development, implementation and execution of a 363 Sales Process shall include, without limitation, creation of appropriate marketing materials, the solicitation of potentially interested parties, the establishment and provision of access to a data room, the filing and prosecution of motions or other appropriate pleadings with the Bankruptcy Court seeking approval of the bidding procedures for any 363 Sale, and shall otherwise be reasonably satisfactory to the Investor provided, however, that such 363 Sales Process shall not preclude the Debtors from pursuing a plan of reorganization (in addition to the 363 Sales Process) but the Debtors may not file, propose or seek to confirm any such plan unless, in an exercise of the Debtors’ fiduciary duties, it would maximize value for the Debtors’ estates, taking into account timeframe, execution risk, total enterprise value, and other relevant factors, as compared to executing one or more 363 Sales. Any such 363 Sale shall be on terms and conditions that are reasonably acceptable to the Investor. The Debtors agree to execute and deliver such agreements, documents and instruments as the Investor may reasonably request to effectuate the foregoing, such agreements, documents and instruments to be reasonably acceptable to the Investor.

(g) Any amounts owing to Investor pursuant to Sections 4.07 and 6.02 of this Agreement shall be allowed administrative expenses in the Chapter 11 Cases pursuant to sections 363(b) and 503(b) of the Bankruptcy Code.

SECTION 6.03 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. By an instrument in writing, Investor, on the one hand, or the Company, on the other hand, may waive any condition to such Party’s obligations under this Agreement and/or compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

ARTICLE VII

General Provisions

SECTION 7.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in the Reorganized Company’s Closing Certificate shall survive the Closing.

SECTION 7.02 Assignment. This Agreement and the rights and obligations hereunder will not be assignable or transferable by any party without the prior written Consent of the other party hereto. Notwithstanding the foregoing, (a) Investor may assign any portion or all of its rights hereunder to one or more of its Affiliates without the prior written consent of the Company and (b) Investor may assign any portion or all of its rights hereunder by way of security; provided, however, that such assignment shall not relieve Investor of any of its obligations hereunder. Any attempted assignment in violation of this Section 7.02 will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 7.03 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 7.04 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to Investor,

9601 South Meridian Boulevard

Englewood, Colorado 80112

Attention: General Counsel

Facsimile: (303) 723-1699

with a copy to:

Skadden Arps Slate Meagher & Flom LLP

4 Times Square

New York, NY 10036-6522

Attention: Jay M. Goffman, Esq.

J. Eric Ivester, Esq.

Howard L. Ellin, Esq.

Sean C. Doyle, Esq.

Facsimile: (212) 735-2000

(ii)	if to the Company,

11700 Plaza America

Drive Suite 1010

Reston, VA 20190

Attention: Board of Directors

Facsimile: (703) 964-1401

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Richard J. Campbell, P.C.

Matthew J. Richards

Ryan B. Bennett

Facsimile: (312) 862-2200

SECTION 7.05 Interpretation; Exhibits and Schedules; Certain Definitions.

(a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Unless a contrary intent is apparent, any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or Consent and (in the case of law) by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b) For all purposes of this Agreement:

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Approval Orders” means, collectively, the Investment Agreement Approval Order and DIP Financing Approval Order.

“Company Material Adverse Effect” means a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole; provided that none of the following, either alone or taken together with other changes or effects or whether arising directly or indirectly, shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes, or effects arising from or relating to changes, in Laws, (ii) changes arising from or relating to, or effects of, weather or meteorological events; (iii) changes arising from or relating to, or effects of, the transactions contemplated by this Agreement or the announcement thereof or the taking of any action in accordance with this Agreement; (iv) changes, or effects arising from or relating to changes, affecting the industries of which the business of the Company and the Company Subsidiaries is a part generally; (v) changes arising from or relating to, or effects of, any motion, application, pleading or order filed under or in connection with, the Chapter 11 Cases or any motion, application, pleading or order filed by any Governmental Entity generally applicable to communications satellites or rights with respect to the broadcast spectrum, (vi) changes, or effects arising from or relating to changes, in financial, banking, or securities markets (including (a) any disruption of any of the foregoing markets, (b) any change in currency exchange rates, (c) any decline in the price of any security or any market index and (d) any increased cost of capital or pricing related to any financing), (vii) any failure, in and of itself, to achieve any financial projections or financial forecasts which prior to the date hereof have been provided to Investor, though the parties acknowledge and agree that any of the underlying causes with respect to such failure, unless otherwise excluded from consideration by operation of this definition, may be taken into account in determining whether there has been a Company Material Adverse Effect, or (viii) changes arising from or relating to, or effects of, any act(s) of war or of terrorism; provided, however, that, with respect to the matters included in clauses (i), (ii) and (iv)-(viii), such matters may be taken into account in determining, there has been a Company Material Adverse Effect only to the extent such matters affect the Company and the Company Subsidiaries in a manner that is adverse and disproportionate to other similarly situated companies in the communications industry.

“Company Subsidiary” means each subsidiary of the Company (including, on and after the Closing, each subsidiary of the Reorganized Company).

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise, commitment or other legally binding arrangement.

“DIP Commitment Letter” means the commitment letter (including the exhibits and annexes attached thereto), dated February 1, 2011, between Investor and the Company.

“Investor Material Adverse Effect” means a material adverse effect on the ability of Investor to perform its obligations under this Agreement to consummate the Transaction.

“Liens” means, collectively, all pledges, liens, charges, mortgages, easements, leases, subleases, covenants, rights of way, options, claims, restrictions, encumbrances and security interests of any kind or nature whatsoever.

“person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Prior Plan” means Debtors’ Modified Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code, dated January 6, 2011 or any prior version thereof filed with the Bankruptcy Court.

“Related Person” means with respect to any person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, financial advisors, restructuring advisors, attorneys, accountants, investment bankers, Affiliates or representatives of (i) any such person and (ii) of any Affiliate of such person.

A “Subsidiary” of any person means another person of which such first person, (i) owns directly or indirectly an amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of such other person’s board of directors or other governing body (or, if there are no such voting interests, 50%

or more of the equity interests), (ii) in the case of a partnership, serves as a general partner or (iii) in the case of a limited liability company, serves as a managing member.

SECTION 7.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page by facsimile or electronic transmission (including by electronic transmission in portable document format (pdf)) will be effective as delivery of an original executed counterpart of this Agreement.

SECTION 7.07 Entire Agreement. This Agreement, taken together with the Investor Disclosure Letter and the Company Disclosure Letter (along with the Exhibits and Annexes hereto and thereto), contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter (including the Original Agreement). None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

SECTION 7.08 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, said provision survives to the extent it is not so declared, and all of the other provisions of this Agreement remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended, otherwise the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible under applicable Law.

SECTION 7.09 Specific Performance. The Parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Investor, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Investor, on the other hand, shall, in addition to any other remedies which may be available to them, be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in all cases without any requirement to post any bond in connection therewith. The Company, on the one hand, and Investor, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Investor, on the other hand.

SECTION 7.10 Consent to Jurisdiction. Each party hereto (i) consents to submit itself to the exclusive jurisdiction and venue of the Bankruptcy Court and in the event that such court does not have or declines to exercise jurisdiction, to the exclusive jurisdiction and venue of any state court or any Federal court located in the City of New York, Borough of Manhattan, in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the Bankruptcy Court or, in the event that such court does not have or declines to exercise jurisdiction, in any state court or any Federal court sitting in the City of New York, Borough of Manhattan. Each of the parties to this Agreement irrevocably consents to service of process in the manner provided for delivering notices in Section 7.04. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law. Each party further agrees that service of any process, summons, notice or document to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7.10.

SECTION 7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 7.12 Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.12.

SECTION 7.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument in connection herewith or therewith or otherwise, the Parties each acknowledge and agree that it has no right of recovery against, and no personal liability shall attach to, the former, current or future directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, general or limited partners, securityholders, members, managers, trustees or controlling persons of the other Party (or any of their successors or assigns) or any Affiliate thereof or any former, current or future director, officer, employee, agent, advisor, attorney, representative, Affiliate, general or limited partner, securityholder, member, manager, trustee or controlling person of any of the foregoing (or any of their successors or assigns) or any Affiliate thereof (collectively, the “Releasees”), through the other Party or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the other Party against the Releasees, including under the DIP Commitment Letter, by or through this Agreement, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

IN WITNESS WHEREOF, the Company and Investor have duly executed this Agreement as of the date first written above.

DISH NETWORK CORPORATION

By:
Name:
Title:

DBSD NORTH AMERICA, INC.

By:
Name:
Title:

[Signature Page to the Amended & Restated Investment Agreement]